UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMC-Sierra, Inc.

(Name of Registrant as Specified In Its Charter)

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PMC-SIERRA, INC.

3975 Freedom Circle, Suite 300

Santa Clara, California 95054

(408) 239-8000

Notice of Annual Meeting of Stockholders

DATE AND TIME	May 6, 2010 at 9:00 a.m.

PLACE	PMC-Sierra, Inc. 3975 Freedom Circle Santa Clara, California 95054

ITEMS OF BUSINESS

(1)    To elect eight directors to serve until the 2011 Annual Meeting of Stockholders of PMC-Sierra, Inc. (“PMC” or the “Company”). The nominees for the Board of Directors are Robert L. Bailey, Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtz, Gregory S. Lang and Frank J. Marshall.

(2) To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors.

(3) To approve the 2011 Employee Stock Purchase Plan.

(4) To vote on a stockholder proposal submitted by stockholders if properly presented at the meeting.

(5) To consider such other business as may properly come before the 2010 Annual Meeting of Stockholders (the “Annual Meeting”).

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 8, 2010.

ANNUAL MEETING ADMISSION	All PMC stockholders are cordially invited to attend the Annual Meeting in person. The Annual Meeting will begin promptly at 9:00 a.m.

VOTING BY PROXY	Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. For specific voting instructions, please refer to the instructions provided with your proxy card or the voting instructions you receive by e-mail and in this proxy statement.

/s/ Alinka Flaminia
Vice President, General Counsel, Corporate Secretary

This proxy statement and form of proxy are being distributed and made available on or about March 12, 2010.

PMC-SIERRA, INC.

3975 Freedom Circle, Suite 300

Santa Clara, California 95054

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Notice of Internet availability of this proxy statement, the accompanying proxy card or the voting instructions you received by e-mail and the Annual Report to Stockholders of PMC-Sierra, Inc. (“PMC”, the “Company” “us” or “we”) are being provided to you on or about March 12, 2010. The Board of Directors (the “Board”) of PMC is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement provides you with information on these matters to assist you in voting your shares.

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	PMC’s Board is making these proxy materials available to you over the Internet or providing paper copies of these proxy materials to you by mail in connection with PMC’s Annual Meeting, which will take place on May 6, 2010. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. If you received a paper copy of these materials by mail, PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009, a proxy card and a return envelope are also enclosed.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are continuing to furnish proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of mailing a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice.

Q:	Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

A:	Paper copies of the proxy materials are being mailed to those stockholders who have previously requested to receive paper copies or who are living outside of the United States.

We are providing notice of Internet availability of the proxy materials by e-mail to those stockholders who have previously elected electronic delivery of the proxy materials. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Q:	How can I access the proxy materials over the Internet?

A:	Your notice regarding Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Q:	How may I obtain a paper copy of the proxy materials?

A:	Stockholders receiving notice of Internet availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of directors;

•	the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors;

•	the approval of the 2011 Employee Stock Purchase Plan; and

•	a stockholder proposal if properly presented at the meeting.

Q:	What is the Board’s voting recommendation?

A:	PMC’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors, “FOR” the approval of the 2011 Employee Stock Purchase Plan, and “AGAINST” the stockholder proposal.

Q:	Which of my shares can be voted?

A:	You can vote all shares you owned as of the close of business on March 8, 2010 (the “Record Date”). These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of PMC hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. If you hold your shares as a beneficial owner, it is critical that you cast your vote if you want it to count in the election of directors (Proposal No. 1). In the past, if you held your shares as a beneficial owner and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote your shares on your behalf in the election of directors as they felt appropriate. Starting this year, your stockbroker, bank or other nominee will not be able to vote in the election of directors, among other proposals, unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

Shares Directly Held—Stockholder of Record

If your shares are registered directly in your name with PMC’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PMC or to vote in person at the Annual Meeting.

Shares Indirectly Held—Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. We urge you to direct your broker on how to vote your shares. Beneficial owners may attend the Annual Meeting but may not vote in person unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares in person at the Annual Meeting. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. If you did not receive a voting instruction card, please contact the institution holding your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, ballots will be available at the meeting. Please bring proof of identification.

Even if you plan to attend the Annual Meeting, PMC recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to or are otherwise unable to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	You may vote your shares by granting a proxy for those shares you hold directly as the stockholder of record by returning the enclosed proxy card or following the instructions provided or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee. You may also vote by telephone or over the Internet by following either the instructions included on your proxy card or the voting instructions you receive by e-mail. If you received a paper copy of these proxy materials and you choose to vote by telephone or over the Internet, do not complete and mail your proxy card.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the closing of the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold in street name, you may accomplish this by submitting new voting instructions to your broker or nominee before the deadline noted on the voting instruction card you received.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors (Proposal No. 2). They will not have discretion to vote uninstructed shares on the election of directors (Proposal No. 1), on the approval of the 2011 Employee Stock Purchase Plan (Proposal No. 3), or the stockholder proposal (Proposal No. 4). Please ensure that you complete the voting instruction card sent by your bank or broker.

Q:	What is the voting requirement to approve each of the proposals?

A:	The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the Annual Meeting?” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote with respect to a proposal on which the broker has expressly not voted.

Q:	What does it mean if I receive more than one notice or e-mail about Internet availability of the proxy materials or more than one paper copy of the proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive in the mail and vote over the Internet the shares represented for each notice or e-mail you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	PMC will announce preliminary voting results at the Annual Meeting and publish the final results in a Current Report on Form 8-K after the Annual Meeting.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this proxy statement, PMC does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory S. Lang and Alinka Flaminia, will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting. Mr. Lang is PMC’s President and Chief Executive Officer and Ms. Flaminia is PMC’s Vice President, General Counsel and Corporate Secretary. If for any unforeseen reason any of PMC’s nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of PMC’s common stock outstanding as of the close of business on the Record Date is entitled to one vote at the Annual Meeting. On the Record Date, PMC had approximately 228,890,898 shares of common stock issued and outstanding.

Q:	Is cumulative voting permitted for the election of directors?

A.

A stockholder may apply cumulative voting in the election of directors. Cumulative voting is where a stockholder aggregates all of its votes, equal to the total number of shares held by the stockholder multiplied by the number of directors to be elected, either for a single candidate or distributes their votes among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected or for more than the total amount of votes held. For example, if you own 100 shares of stock and there are eight directors to be elected at the Annual Meeting, you may allocate 800 votes for a single candidate, or 100 votes for each of the eight nominees, or any other allocation of the 800 votes among the eight nominees as you may select. If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the Annual Meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold your shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. If you vote by proxy card and sign your card with no further instructions, then the proxy holders, Gregory S. Lang and Alinka Flaminia, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of the Record Date. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares because the matter is not considered a routine matter. None of the proposals, other than the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors, will be considered a routine matter.

Q:	Who will count the vote?

A:	A representative of The Altman Group, Inc. will be present at the Annual Meeting and will tabulate the votes and act as the Inspector of Elections.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within PMC or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to PMC’s management.

Q:	Another member of my household is also a PMC stockholder and we share the same address. Why did we only receive one copy of the proxy materials?

A:	In an effort to further reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to PMC-Sierra, Inc., 3975 Freedom Circle, Suite 300, Santa Clara, California 95054, Attn: Investor Relations; (2) send an e-mail to investor_relations@pmc-sierra.com; or (3) call our Investor Relations department at 1-408-988-8276. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	Who bears the cost of soliciting votes for the Annual Meeting?

A:	PMC pays the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by PMC’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. PMC has retained the services of The Altman Group, Inc. to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. The fee paid to The Altman Group, Inc. will not exceed $25,000 for its services. In addition, PMC may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals or nominate directors for consideration at future annual meetings of stockholders.

Any stockholder who wants to make a proposal or director nomination that is to be included in PMC’s proxy statement for that annual meeting must deliver written notice to PMC’s corporate secretary at least 120 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2011 annual meeting, this date is November 12, 2010). Any stockholder who wants to make a proposal or director nomination that is not to be included in PMC’s proxy statement for that annual meeting, must deliver written notice to PMC’s corporate secretary at least 45 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2011 annual meeting, this date is January 26, 2011). This notice must contain the information specified in PMC’s bylaws regarding the matters proposed to be brought before the annual meeting and the stockholder proposing such matters. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in PMC-sponsored proxy materials. If the date of next year’s annual meeting is more than 30 days after the one-year anniversary of this year’s annual meeting, then the deadline will be changed.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PMC currently has eight directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees of the Board of Directors named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. Each director has consented to his nomination and PMC does not expect that any nominee will be unable to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until such director’s successor has been elected. The table below sets forth information about each nominee as of the Record Date.

You may cumulate your votes in favor of one or more directors. For further information about how to cumulate your votes, see Questions and Answers About the Proxy Materials and the Annual Meeting—“Is cumulative voting permitted for the election of directors?”

Recommendation

PMC’s Board of Directors recommends a vote FOR the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Robert L. Bailey	52	Chairman of the Board, PMC	1996
Richard E. Belluzzo	56	Chief Executive Officer, Quantum Corporation	2003
James V. Diller, Sr.	74	Vice Chairman of the Board, PMC	1983
Michael R. Farese	63	President and Chief Executive Officer, BitWave Semiconductor, Inc.	2006
Jonathan J. Judge	56	President and Chief Executive Officer, Paychex, Inc.	2004
William H. Kurtz	52	Chief Financial Officer, Bloom Energy	2003
Gregory S. Lang	46	President and Chief Executive Officer, PMC	2008
Frank J. Marshall	63	Private Investor and Management Consultant	1996

Robert L. Bailey

Mr. Bailey has been a director of PMC since October 1996. Mr. Bailey joined PMC as its President in 1993 and served as PMC’s President and Chief Executive Officer from July 1997 until May 2008. He has been Chairman of the Board since May 2005 and also served as Chairman from February 2000 until February 2003. Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management positions from June 1979 to August 1989. Mr. Bailey is also a director of Micron Technology, Inc., a provider of advanced semiconductor memory solutions.

The Board determined that Mr. Bailey’s leadership skills, his extensive semiconductor experience, and, as PMC’s former President and Chief Executive Officer, his insights regarding the Company’s product, customers, operations and culture, are valuable assets to the Board.

Richard E. Belluzzo

Mr. Belluzzo has been a director of PMC since June 2003. He has been Chief Executive Officer of Quantum Corporation, a computer storage solutions company, since September 2002. From September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently as President and Chief Operating Officer. From January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. From 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard Company, most recently as Executive Vice President of the printer business. Mr. Belluzzo is Chairman of the board of directors of Quantum Corporation and is also a director of JDS Uniphase Corporation, an optical telecommunications equipment maker.

The Board determined that Mr. Belluzzo’s background and experience as the Chief Executive Officer of a large public company, as well as his deep knowledge of the technology industry, allow him to contribute significantly to the Board, particularly with respect to PMC’s strategic direction and the financial acumen he brings to the Audit Committee.

James V. Diller, Sr.

Mr. Diller, a founder of PMC, was PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s Board from July 1993 until February 2000, when he became Vice Chairman. He is also a director of Intersil Corporation, an analog semiconductor company and Avago Technologies Limited, an analog semiconductor company.

Mr. Diller has over 50 years of experience in the semiconductor industry, and has held positions ranging from development engineer and product line manager, to Chief Executive Officer, including at PMC. The Board determined that Mr. Diller’s long history with PMC, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board.

Michael R. Farese

Mr. Farese has been a director of PMC since May 2006. Since September 2007, Mr. Farese has been the President and Chief Executive Officer of BitWave Semiconductor, Inc., a fabless semiconductor company and innovator of radio frequency integrated circuits. Mr. Farese served as the Senior Vice President of Engineering for Palm, Inc. from July 2005 until September 2007. From March 2002 to June 2005, Mr. Farese was the Chief Executive Officer and President of WJ Communications, Inc. He was Chief Executive Officer and President of Tropian, Inc. from October 1999 to March 2002 and prior to that held senior management positions at Motorola, Ericsson and Nokia Mobile Phones. Mr. Farese also held management positions at AT&T and Bell Laboratories. Mr. Farese is a director of BitWave Semiconductor, Inc., QuickLogic Corporation, maker of semiconductor platforms for the hand-held mobile devices, and Newfound Communications, Inc., a provider of voiceXML and VOIP software solutions.

The Board has determined that Mr. Farese’s extensive experience and knowledge in wireless communication products and systems allows him to significantly contribute to the strategic vision of the Company. His background as a Chief Executive Officer also provides him with experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Compensation and Nominating and Governance Committees.

Jonathan J. Judge

Mr. Judge has been a director of PMC since April 2004. Since October 2004, Mr. Judge has been the President and Chief Executive Officer of Paychex, Inc., a provider of payroll and human resource services. Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation (“IBM”), where he held senior management positions, the latest being General Manager of IBM’s personal computing division. Mr. Judge was also a member of IBM’s Worldwide Management Committee from 1999 until 2002. Mr. Judge is also a director of Paychex, Inc. and the Dun & Bradstreet Corporation, a provider of international and U.S. business credit information and credit reports.

In addition to his current experience as a Chief Executive Officer of a large public company and public board service, Mr. Judge’s semiconductor experience includes 25 years with IBM. The Board determined that Mr. Judge’s business and management acumen and long-term focus on executive development and compensation make him a valuable asset to the Board and its Compensation and Audit Committees.

William H. Kurtz

Mr. Kurtz has been a director of PMC since April 2003. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, as its Chief Financial Officer in March 2008. Prior to joining Bloom Energy, Mr. Kurtz served as the Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company, from September 2005 to March 2008. From March 2004 until August 2005, Mr. Kurtz was Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc. From July 2001 to February 2004, Mr. Kurtz was Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc. From August 1998 to June 2001, Mr. Kurtz was Executive Vice President and Chief Financial Officer of Scient Corporation. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, Inc. (“AT&T”), including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant. He also served as a director of Redback Networks, Inc., a broadband networking equipment company, from October 1999 to January 2007.

The Board determined that Mr. Kurtz’s financial expertise, exemplified by his qualifications as a certified public accountant, his background and experience in a number of companies as Chief Financial Officer, and his broad experience in semiconductors and technology make him a valuable asset to the Board and to serve as the designated financial expert and chair of the Audit Committee.

Gregory S. Lang

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer and served as a director of Integrated Device Technology, Inc. (“IDT”), a developer of mixed signal semiconductor solutions. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel Corporation (“Intel”). Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is also a member of the board of directors of Intersil Corporation, an analog semiconductor company.

The Board determined that Mr. Lang’s position as PMC’s President and Chief Executive Officer provides him insight into the Company’s current operations, challenges, risks, and growth which is valuable to the Board in performing its oversight responsibilities and in making strategic decisions.

Frank J. Marshall

Mr. Marshall has been a director of PMC since April 1996. Mr. Marshall is an early stage technology investor and management consultant. Mr. Marshall served as interim Chief Executive Officer of Covad Communications Group from November 2000 until July 2001. From July 1995 to October 1997, Mr. Marshall was Vice President and General Manager, Core Products Business Unit, at Cisco Systems, Inc. From April 1992 to July 1995, Mr. Marshall was Vice President of Engineering for Cisco Systems, Inc. He also served as a director of Juniper Networks, Inc., a network equipment company, from April 2004 to February 2007 and was Chairman of the board of directors of NetScreen Technologies prior to its acquisition by Juniper Networks, Inc.

The Board determined that Mr. Marshall’s experience with communication customers brings the unique and valuable perspective of the customer into the boardroom. Moreover, his service on public company boards and deep knowledge of PMC, make Mr. Marshall most qualified to serve as its Lead Independent Director.

Recommendation

PMC’s Board of Directors recommends a vote FOR each of the nominees to the Board of Directors to serve until the 2011 annual meeting of stockholders or until his successor is duly elected or appointed.

Vote Required

The eight nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Deloitte & Touche LLP as PMC’s independent auditors to audit its consolidated financial statements for fiscal 2010. During fiscal 2009, Deloitte & Touche LLP served as PMC’s independent auditors and also provided tax services. Although PMC is not required to seek stockholder ratification of this appointment, the Board believes it is good corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons and reconsider the appointment. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Incurred by PMC for Deloitte & Touche LLP

The following table shows the fees paid or accrued by PMC for audit and other services provided by Deloitte & Touche LLP for fiscal years 2009 and 2008.

	2009	2008
Audit Fees(1)	$838,190	$843,348
Audit-Related Fees(2)	—	55,000
Tax Fees(3)	287,700	63,000

Total	$1,125,890	$961,348

(1)	Audit fees billed by Deloitte & Touche LLP for examination of PMC’s annual financial statements, the audit of internal control over financial reporting in 2009 and 2008, and the review of those financial statements included in PMC’s quarterly reports on Form 10-Q and annual reports on Form 10-K.
(2)	Audit-related fees consisted of professional services in connection with consultations on financial accounting and reporting matters.
(3)	Fiscal 2009 tax fees consisted of professional fees in connection with tax compliance and other tax services. Fiscal 2008 tax fees consisted of professional fees in connection with tax compliance. The engagement of Deloitte & Touche LLP to provide non-audit services was done in compliance with the Audit Committee’s pre-approval policy.

Audit Committee Pre-Approval Policy

The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee approves such services by Deloitte & Touche LLP on the basis that the services are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Deloitte & Touche LLP presents an audit plan and fee proposal to the Audit Committee at mid-year for review. The approved plan and fees determine the scope of their fiscal year services. Any audit or non-audit services outside that scope (whether service or amount) is separately approved by the Audit Committee.

Recommendation

PMC’s Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors for the 2010 fiscal year.

Vote Required

The affirmative vote of a majority of the votes cast is required to confirm the appointment of Deloitte & Touche LLP as PMC’s independent auditors for the 2010 fiscal year.

PROPOSAL NO. 3

ADOPTION OF THE

2011 EMPLOYEE STOCK PURCHASE PLAN

General

The stockholders are being asked to approve the adoption of our new 2011 Employee Stock Purchase Plan (the “2011 Plan”). The 2011 Plan was adopted by the Board of Directors on February 4, 2010, subject to stockholder approval at the Annual Meeting.

The 2011 Plan will serve as the successor to our 1991 Employee Stock Purchase Plan (the “Prior Plan”) which will terminate on February 10, 2011. Approximately 8,300,000 shares will remain unissued at the time of such termination; however, no additional shares will be issued under the Prior Plan following such termination. If this Proposal No. 3 is approved, the 2011 Plan will become effective with the offering period commencing on February 11, 2011.

The new 2011 Plan will allow us to continue to provide an incentive to attract, retain and reward eligible employees of the Company and any participating parent or subsidiary companies (whether now existing or subsequently established) with the opportunity to purchase shares of our common stock at semi-annual intervals through their accumulated periodic payroll deductions.

The 2011 Plan differs from the Prior Plan in the following principal respects:

•	Under the Prior Plan, the share reserve increases annually on January 1 by 2,000,000 shares; the 2011 Plan does not contain this evergreen feature; and

•

The offering periods under the Prior Plan are twenty-four months long with purchases occurring every six months at a purchase price based on the lower of the price of our common stock on the start date of the offering period or the value of our common stock on the purchase date which allows the employees to purchase shares at a significantly discounted purchase price if the market should be rising. The offering period under the proposed 2011 Plan is six months; the reduced offering period limits the opportunity of a significant discount and thereby aligns the 2011 Plan to shareholder interests and the trend within the Company’s Peer Group (identified beginning at page 32) for similar plans.

The following is a summary of the principal features of the new 2011 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2011 Plan and is qualified in its entirety by reference to the complete text of the 2011 Plan attached to this proxy statement as Exhibit A.

Administration

The 2011 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have authority to adopt administrative rules and procedures and to interpret the purpose of the 2011 Plan. The term “plan administrator,” as used in this summary, will mean the Compensation Committee.

Securities Subject to the 2011 Plan

The maximum number of shares of our common stock reserved for issuance over the term of the 2011 Plan will be limited to 12,000,000 shares. The shares issuable under the 2011 Plan may be made available from authorized but unissued shares of our common stock or from shares of common stock repurchased by us, including shares repurchased on the open market.

In the event of any increase or decrease in our outstanding common stock (whether by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares or other increase or decrease in the number of common stock effected without our receipt of consideration or, to the extent determined by the plan administrator, other reorganizations, recapitalizations, right offerings or other increases or reductions of shares of our common stock) equitable adjustments will be made to (i) the maximum number of shares issuable under the 2011 Plan, (ii) the maximum number of shares that may be purchased per participant on any purchase date and (iii) the number of shares and the price per share in effect under each outstanding option. Such adjustments will be made by the plan administrator and will be final, binding and conclusive.

Offerings

The 2011 Plan will be implemented through one or more offerings. Offerings may be consecutive or overlapping. Each offering will be in such form and will contain such terms and conditions as the plan administrator shall deem appropriate.

Each offering will be implemented by consecutive offering periods. Each offering period will be for a period of approximately six (6) months and a new offering period will commence on the first trading day of the six (6)-month period commencing on February 11 and August 11 of each year and end on the last trading day of such six (6)-month period, respectively. The first offering period will commence on February 11, 2011 and end on August 10, 2011.

At the time the participant joins an offering period, he or she will be granted an option to acquire shares of our common stock on the last day of each offering period. All payroll deductions collected from the participant for each offering period will be automatically applied to the purchase of common stock at the end of that offering period, subject to certain limitations.

Eligibility and Participation

Any individual who is in our employ or in the employ of any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the 2011 Plan) and who has been employed for at least one (1) day will be eligible to participate in the 2011 Plan. Each individual who is an eligible employee on the start date of any offering period may enter that offering period on such start date.

As of March 8, 2010, approximately 1,080 employees, including 9 executive officers, were eligible to participate in the Prior Plan.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of ten percent (10%)) of his or her cash earnings to be applied to the acquisition of common stock semi-annually at the end of each offering period. Accordingly, on each purchase date (generally February 10 and August 10 each year), the payroll deductions of each participant accumulated for the offering period ending on that purchase date will automatically be applied to the purchase of whole shares of our common stock at the purchase price in effect for that purchase date. The plan administrator will have the discretionary authority to change the percentage contribution rates in effect for one or more subsequent offering periods. To the extent payroll deductions are prohibited under local law, participants in one or more offerings may be permitted to pay for the shares by check at the end of the offering period or through other approved methods.

Purchase Price

The purchase price of our common stock acquired on the purchase date for an offering period will be determined by the plan administrator but will not be less than eighty-five percent of the lower of (i) the fair market value per share of our common stock on the start date of that offering period or (ii) the fair market value on the last day of that offering period.

The fair market value per share of our common stock on any particular date under the 2011 Plan will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market. On March 8, 2010, the fair market value of our common stock determined on such basis was $8.99 per share.

Special Limitations

The 2011 Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•

Options granted to a participant may not permit such individual to purchase more than $25,000 worth of our common stock (valued at the time each option is granted) for each calendar year those options are outstanding at any time;

•

Options may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our outstanding stock or the outstanding stock of any of our affiliates; and

•	No participant may purchase more than 7,500 shares on any purchase date.

Termination of Options

The participant may withdraw from the 2011 Plan at any time, and his or her accumulated payroll deductions will be refunded as soon as practicable after the withdrawal. In such event, the individual may not rejoin the 2011 Plan until the start of a new offering period.

The participant’s options will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her options under the 2011 Plan until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No options under the 2011 Plan will be assignable or transferable by the participant, and the options will be exercisable only by the participant.

Change in Control

Should we be acquired by a merger or a sale of all or substantially all of our assets, then the successor entity (or its parent or subsidiary corporation) will assume the outstanding options unless the plan administrator determines that all outstanding options will be exercised immediately prior to such acquisition.

Share Pro-Ration

Should the total number of shares of common stock to be purchased pursuant to outstanding options on any purchase date exceed the number of shares then available for issuance under the 2011 Plan or the maximum number of shares purchasable in total by all participants in the 2011 Plan on any one purchase date, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded.

Amendment and Termination

Our Board of Directors may amend or terminate the 2011 Plan at any time. However, no amendment may adversely affect outstanding options, except to the extent necessary to comply with applicable laws and regulations. In addition, the Board of Directors may not, without stockholder approval, (i) increase the number of shares issuable under the 2011 Plan (except permissible adjustments in the event of changes to our capitalization) or (ii) change the entities that may be designated by the Board as participating corporations.

Unless earlier terminated by our Board of Directors, the 2011 Plan will terminate upon the earliest to occur of (i) February 10, 2021, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised options or (iii) the date on which all options are exercised in connection with a change in control.

New Plan Benefits

No options will be granted, and no shares of our common stock will be issued under the 2011 Plan unless the 2011 Plan is approved by the stockholders at the Annual Meeting.

Stock Purchases

The following table sets forth, as to our Named Executive Officers and the other individuals and groups indicated, the number of shares of our common stock purchased under the Prior Plan from January 1, 2009 through February 26, 2010, together with the weighted average purchase price paid per share. Note that not all Named Executive Officers elected to participate in the Prior Plan. (Our Named Executive Officers are identified on page 42.)

Name	Number of Purchased Shares	Weighted Average Purchase Price Per Share ($)
Colin C. Harris	9,430	3.91
Robert M. Liszt	4,830	4.8025
All current executive officers as a group (6 persons)	42,235	4.1331
All employees, including current officers who are not executive officers, as a group (approximately 800 persons)	2,799,703	4.0314

U.S. Federal Income Tax Consequences

The 2011 Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant subject to U.S. taxation, and no deductions will be allowable to us, upon either the grant or the exercise of the options. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2011 Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent of the fair market value of the shares on the start date of that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Pursuant to the accounting principles which are applicable to employee stock purchase plans, the fair value of each option granted under the 2011 Plan is charged as a direct compensation expense to our reported earnings over the offering period to which that option pertains. The fair value of each such option will be determined as of its grant date.

Equity Compensation Plan Information

The following table provides information as of December 27, 2009 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Outstanding RSU’s	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	25,911,198	$8.41	35,936,824	(2)
Equity compensation plans not approved by security holders(3)	1,842,282	$13.80	—

Balance at December 27, 2009	27,753,480	$8.80	35,936,824

(1)	Consists of the 1994 Incentive Stock Plan (the “1994 Plan”), the 1991 Employee Stock Purchase Plan (the “1991 Plan”) and the 2008 Equity Plan approved by the stockholders on April 30, 2008 (the “2008 Plan”) as of December 27, 2009. The 2008 Plan replaced the 1994 Plan and the 2001 Stock Option Plan (the “2001 Plan”), and no further awards shall be made under either the 1994 Plan or the 2001 Plan.
(2)	Includes 27,468,886 shares available for issuance in the 2008 Plan and 8,467,938 shares available for issuance in the 1991 Plan.
(3)	Consists of the 2001 Plan, which was created to replace a number of stock option plans assumed by us in connection with mergers and acquisitions we completed prior to 2001. The number of options that may be granted under the 2001 Plan equals (i) the number of shares reserved under the assumed stock option plans that were not subject to outstanding or exercised options plus (ii) the number of options that were outstanding at the time the plans were assumed but that have subsequently been cancelled plus (iii) 10 million shares that were added to the plan in 2003. Also includes Passave, Inc. 2003 Israeli Option Plan (the “2003 Plan”) and the Passave, Inc 2005 U.S. Stock Incentive Plan (the “2005 Plan”), which were assumed through the Passave acquisition.

Recommendation of Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the approval of the adoption of the 2011 Plan. Our Board believes that it is in our best interests to continue providing our employees with the opportunity to acquire an ownership interest in us through their participation in the 2011 Plan and thereby encourage them to remain in our employ and more closely align their interests with those of our stockholders.

Vote Required

The affirmative vote of a majority of the votes cast is required for approval of the adoption of the 2011 Plan. Should such stockholder approval not be obtained, then the 2011 Plan will not be implemented.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a stockholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accept responsibility, are presented below. The proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf the Boards of Trustees of the New York City Pension Funds (the “Pension Funds”), 1 Centre Street, New York, New York 10007-2341 (the Pension Funds owned an aggregate of 721,388 shares of PMC common stock on October 23, 2009).

The Pension Funds’ proposal and the supporting statement read as follows:

“RESOLVED: That the shareholders of PMC-Sierra, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1) Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific business performance goals are met.

(2) Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3) Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Stock options too often facilitate a disconnect between reward and long term performance at many companies. They afford opportunities to manipulate stock price, backdate or spring load options, or simply take advantage of volatility in stock price to reap gains from exercising options—gains often related more to timing than to performance. Performance-based options, options tied to business performance goals or exceeding peers’ performance, may better serve to align the interests of executives and stockholders.

PMC-Sierra, Inc. has received weak pay-for-performance ratings from one or more proxy rating agencies. We strongly urge the Company to adopt a policy that options granted to senior executives be performance based. We also recommend that the company avoid large sign-on grants. Assigning grants in smaller more frequent amounts may reduce incentives to benefit from gains unrelated to performance.

For these reasons, we urge shareholders to vote FOR this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 4

The Board recommends a vote AGAINST Proposal 4. Performance-based options are unnecessary given that PMC’s current compensation program offers long-term and short-term incentives that address market, operational and individual performance that align participants’ interests with those of our stockholders.

In 2006, PMC undertook a thorough review of its compensation program and designed a program that best balances the target-based, pay-for-performance characteristic of time-based stock options and bonuses with the retention features of time-based restricted stock units (“RSUs”). The program adopted by PMC’s Compensation

Committee was based on an extensive study of industry practices backed by well-respected independent compensation experts. In the third quarter of 2009, PMC engaged its executive compensation consultant, Towers Watson & Co. (formerly known as Watson Wyatt Worldwide, Inc., hereinafter “Towers”) to evaluate adequacy of PMC’s compensation practices including whether PMC would benefit from the adoption of performance-based RSUs.

Towers found that PMC’s compensation program, including time-based equity grants, represents “best practices.” The majority of companies in PMC’s 2009 Peer Group (identified beginning at page 32) continue to use time-based equity awards. Towers also reported on a number of challenges presented by performance-based equity that detract or potentially contradict its objectives. For instance, setting long-term goals is difficult (or impossible) in dynamic/cyclical industries and economies, overlapping cycles may result in different goals for the same year, and once an award has been made, it can be difficult to adjust to metrics for changes in business conditions.

After reviewing and evaluating the data from Towers, the Compensation Committee determined that performance-based RSUs would not strengthen PMC’s existing pay-for-performance program. The Compensation Committee affirmed that PMC’s current compensation program is aligned with stockholder interests in ensuring executive pay is tied to long-term growth and performance. Nonetheless, the Compensation Committee agreed to evaluate the relative merits of time versus performance-based equity again during its annual compensation review in 2010.

The proposal submitted by the Pension Funds is, word for word, the exact same proposal that was defeated by a majority of PMC voting stockholders at both the 2009 and 2008 annual stockholder meetings. The supporting statement is also word for word the same as it was in 2009. A Company representative contacted the Pension Funds’ representative to identify whether there was any new support for the Company’s adoption of performance-based options. As in previous years, the Pension Funds cited weak pay-for-performance ratings from Glass Lewis and GovernanceMetrics International Inc. The excerpts of the reports produced by the Pension Funds were prepared for last year’s annual meeting based on 2008 data. PMC’s Chief Executive Officer started in 2008 and his “annual compensation” in these reports incorporates his ten-year new-hire option grant which, as reported, dramatically skewed his 2008 compensation and is not representative of his 2009 compensation.

PMC regards as a better gauge of PMC’s performance the fact that the Pension Funds have increased their stock holdings by more than twenty-five percent since submitting this proposal originally in 2007.

By their very nature, stock options compensate for performance because they provide no realizable value to the option holder unless and until the stock price increases above the grant price (the market price of our common stock on the date of grant). PMC option grants vest over four years and they are exercisable over ten years. Thus, the intent and function of the equity program is to invest executives into the long-term performance of PMC as measured, in part, by its stock.

While RSUs have intrinsic value as soon as they begin vesting over time, that value depends upon the market performance of the Company’s stock. The market must go up after the RSUs are exchanged for shares for the individual to reap any gain. The Compensation Committee views RSUs as a critical retention tool of executives given that the market forces have depressed the Company’s stock despite continuous improvements in financial results in recent years.

Moreover, because the Company’s equity grants are only made upon hire, promotion, special recognition/award, or in connection with the executive’s annual performance evaluation, all post-hire grants reflect the individual’s performance and reward the individual based on the future financial performance of the Company.

The executive bonus program (“STIP” for “Short Term Incentive Program”) also delivers performance-based pay. As described more fully in the Compensation Disclosure and Analysis (“CD&A”) beginning at page 32, STIP rewards operational performance with semi-annual cash bonuses conditioned upon the Company meeting internal targets for earnings before interest and tax, which targets are approved by the Board before the start of the year. STIP payouts also have individual performance and business/functional group components, requiring the executive to meet periodic objectives for him or herself and his or her group. Thus, even if PMC’s financial performance targets are met, an executive may not earn a full or any bonus if the individual and group goals are not met.

As further described in the CD&A, executive compensation is annually benchmarked against PMC’s Peer Group and evaluated for the individual executive’s current and anticipated contribution and the competitiveness of the market. The most recent benchmark study, conducted by Towers and reviewed by the Compensation Committee and its independent consultant in October 2009, indicated that the Company’s current compensation program meets PMC’s pay-for-performance objectives.

Lastly, the Compensation Committee, comprised of independent directors, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of stockholders, while retaining the ability to address the needs of PMC’s business. Executive compensation practices are influenced by a wide range of industry conditions, evolving governance trends and accounting requirements. PMC’s Board believes that the Compensation Committee should continue to have the flexibility to structure its executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences to allow PMC to attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, and based on the voting history of this proposal in 2008 and 2009, the Board believes adoption of Proposal 4 is unnecessary. PMC’s current approach to long-term incentives already effectively aligns the interest of its executives with those of our stockholders and maintains the flexibility needed to continue to attract and retain qualified executives to our Company.

Recommendation

The Board of Directors recommends a vote AGAINST this Proposal. Unless otherwise instructed, the proxy holders will vote the shares represented thereby AGAINST the implementation of performance-based options as provided in this Proposal No. 4.

Vote Required

If properly presented at the Annual Meeting, approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares of common stock cast on the proposal in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

BOARD STRUCTURE

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Non-Employee Directors:
Robert L. Bailey(1)
Richard E. Belluzzo	Member
James V. Diller, Sr.(2)
Michael R. Farese		Member	Member
Jonathan J. Judge	Member	Chair
William H. Kurtz	Chair
Frank J. Marshall			Member(3)

Employee Director:
Gregory S. Lang

Number of Meetings in Fiscal 2009	8	4	2

(1)	Chairman
(2)	Vice Chairman
(3)	As Lead Independent Director, Mr. Marshall functionally serves as the Chair of the Nominating and Corporate Governance Committee.

Board Leadership Structure

The Board chose to separate the Chief Executive Officer and Chairman of the Board positions in connection with Mr. Bailey’s 2008 retirement from the positions of President and Chief Executive Officer and Mr. Lang’s appointment to those positions. Mr. Bailey remains as Chairman of the Board. The Board believes that having a separate chairman provides a more effective channel for the Board to express its views on management, and allows the Chief Executive Officer to focus more on the operation of the Company. In addition to separating the roles of the Chief Executive Officer and the Chairman of the Board, the Board maintains an active Lead Independent Director. For further information on the Lead Independent Director role, please see below under the heading “Lead Independent Director.”

Board’s Role in Risk Oversight

The Board’s risk oversight function is administered through board committees. Generally, the board committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with Company policies. In addition, the Audit Committee conducts an annual risk assessment and also oversees the management of risks related to the Company’s business objectives, including intellectual property, IT infrastructure, and business redundancy functions.

To assist the Audit Committee in its risk management oversight function, Internal Audit reports directly to the Audit Committee. The Audit Committee reviews with Internal Audit and management the categories of risk that PMC faces, including the likelihood of occurrence and the potential impact of such risks and mitigating measures. Treasury also regularly reports to the Audit Committee on the status of the Company’s cash reserves, and the Audit Committee periodically reviews with Treasury PMC’s Investment Policy to ensure compliance.

The Compensation Committee works with management on the design of compensation programs. The Compensation Committee takes a conservative approach to this design to minimize risk to the Company, including consideration as to whether PMC’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Management reports directly to the Nominating and Corporate Governance Committee regarding compliance with Company policies, including the Company’s Code of Business Conduct and Ethics.

In carrying out their risk oversight duties, the board committees review management’s implementation of risk policies and procedures, and reviews reports from management, independent auditors, Internal Audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into PMC’s culture and day-to-day business operations.

Board Independence

The Board has determined that all of the director nominees, except Messrs. Lang and Bailey, satisfy the definition of independent director as established in the NASDAQ Stock Market listing standards. The Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in the NASDAQ Stock Market listing standards. In making its determination of director independence, the Board also considered any transactions involving the directors.

Meetings

During the 2009 fiscal year, the Board of Directors held eleven meetings. Each of our directors attended at least 75% of all board and applicable committee meetings. Directors are encouraged to attend annual meetings of PMC stockholders and all directors, except Mr. Kurtz, attended the 2009 annual meeting of stockholders. Beginning this year, the Chairman and each director serving as the chairperson of a board committee are required to attend the annual meeting of stockholders by phone or in person unless prevented by circumstances beyond his control.

Lead Independent Director

Mr. Marshall has been the Board’s Lead Independent Director since May 2005. The Board elected to keep the Lead Independent Director in place even though the Chairman and Chief Executive Officer positions separated upon Mr. Bailey’s retirement as President and Chief Executive Officer in May 2008. The Lead Independent Director has the following responsibilities:

•	authority to call meetings of the independent directors;

•	lead meetings of the independent directors in which the Chairman does not participate;

•	act as a liaison between the independent directors and the Chairman;

•	review agendas for board meetings in consultation with the Chairman and President and Chief Executive Officer;

•	receive communications from stockholders in accordance with the procedures specified in this proxy statement for communications with the Board;

•	be available for consultation with stockholders to the extent determined by the independent directors; and

•	retain legal or other advisors as deemed necessary and appropriate.

The Board believes that these responsibilities are substantially equal to the functions performed by a non-executive and independent Chairman of the Board.

Audit Committee

The Audit Committee consists of Mr. Belluzzo, Mr. Judge and Mr. Kurtz (who serves as Chair) and held eight formal meetings in fiscal 2009. The Board has determined that all of the Audit Committee members continue to be financially literate in accordance with SEC rules and has appointed Mr. Kurtz to continue to serve as the “audit committee financial expert” in accordance with SEC rules. The Audit Committee oversees Internal Audit and appoints and oversees the independent auditors. The Audit Committee approves the independent auditors’ fees and pre-approves any audit and non-audit services to be provided by the independent auditors. The Audit Committee also monitors the independence of the auditors.

The Audit Committee meets with PMC’s independent auditors, internal auditors and senior management to review the general scope of PMC’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit. The Audit Committee regularly meets with the independent auditors and internal auditors without management present.

The Audit Committee has authority to review and approve any proposed transactions between PMC and its officers and directors, or their affiliates. The Audit Committee also constitutes PMC’s Qualified Legal Compliance Committee and reviews any reports from PMC’s legal counsel of material violations of laws. A copy of the Audit Committee charter is available at: http://www.pmc-sierra.com/charter/audit.

Compensation Committee

The Compensation Committee currently consists of Mr. Farese and Mr. Judge (who serves as Chair) and held four formal meetings in fiscal 2009. The Compensation Committee reviews and approves PMC’s compensation policies, plans and programs, including the compensation of and employment agreements with its executive officers and annually evaluates compensation of members of the Board. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee serves as the plan administrator of PMC’s equity plans and oversees administration of its benefit programs. A copy of the Compensation Committee charter is available at: http://www.pmc-sierra.com/charter/compensation.

In fiscal 2009, the Compensation Committee hired an independent compensation consultant, Compensia, Inc., (“Compensia”) to advise the Compensation Committee directly, and to review the compensation approach and data used by management’s consultant, Towers. Compensia did not provide any other services to the Company in fiscal 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “NCGC”) currently consists of Mr. Farese and Mr. Marshall. As Lead Independent Director, Mr. Marshall functionally serves as the Chair of the NCGC. The NCGC held two meetings in fiscal 2009. The NCGC makes recommendations to the entire Board as to the size and composition of the Board and its committees. The NCGC determines criteria for board and committee membership, reviews and approves, if appropriate, conflicts of interest of directors and officers, and monitors PMC’s corporate governance. The NCGC supervises an annual board assessment of the Board’s own performance. Changes have been made to the Board’s process as a result of the Board’s self-assessment. The NCGC informally evaluates the performance of individual directors as part of the annual nomination process. A copy of the NCGC charter is available at: http://www.pmc-sierra.com/charter/nominatingcorpgovernance.

Consideration of Director Nominees

The NCGC selects nominees for annual election by the stockholders by first evaluating the Board which would result from re-electing directors willing to continue serving on the Board. If the NCGC wants to consider additional candidates, the directors and senior management suggest potential nominees. In the past, PMC has also paid third party search firms to identify, screen and assist in recruiting potential nominees based on criteria provided by PMC. The NCGC, other Board members and senior management then meet with each candidate so that the NCGC has broad input in evaluating each candidate. The NCGC also confirms the candidate’s independence under SEC and NASDAQ rules. This consideration of director nominees may also occur between annual meetings if the NCGC determines that PMC would benefit from additional directors.

The NCGC believes that, in addition to factors such as the candidate’s integrity, judgment and reputation, PMC’s Board benefits from directors who share the following qualities or skills:

•	independence from management (not applicable to Mr. Lang);

•	extensive business and industry experience, particularly in the technology sector;

•	experience as an executive officer of a publicly traded corporation;

•	experience as a director of a publicly traded corporation;

•	knowledge about the industries in which PMC’s end user customers participate, or the markets which those customers serve;

•	diversity of experience (including race/ethnicity, age, skills and experiences);

•	absence of conflicts of interest; and

•	available time for service as a PMC director in light of the candidate’s other business and professional commitments.

The NCGC has no specific, minimum qualifications that it believes must be met for a position on PMC’s Board other than the financial expertise of potential Audit Committee members and whether at least one Audit Committee member qualifies as an “audit committee financial expert.” The NCGC does not have a formal policy with respect to diversity, but PMC’s Corporate Governance Guidelines expressly provide that the NCGC consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions.

The NCGC will consider, through the process described above, director candidates recommended by stockholders. To recommend a candidate, stockholders should submit to PMC’s Chief Executive Officer an analysis of the candidate’s independence and the factors listed above, and a description of any relationship between the stockholder and candidate. Submissions will be provided to the NCGC for consideration. To be considered for the 2011 annual meeting, recommendations meeting these criteria must be received before November 12, 2010. See “May I propose actions for consideration at next years annual meeting of stockholders or nominate individuals to serve as directors?” in Questions and Answers About the Proxy Materials and the Annual Meeting on page 6 for further information.

Corporate Governance

PMC has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, Board composition, compensation and administration. These Guidelines may be updated from time to time and have been revised since the last annual meeting of stockholders. The Governance Guidelines are available, along with other important corporate governance materials, on our website at http://www.pmc-sierra.com/governanceguidelines.

The Governance Guidelines provide, among other things, that:

•

the Board will exercise its business judgment to direct management in the best interests of stockholders of PMC. The Board may also consider the interests of the Company’s employees, customers, suppliers and creditors;

•	a majority of the directors must qualify as independent directors under all applicable regulations, including SEC and NASDAQ rules;

•	at least while the Chief Executive Officer is Chairman, and otherwise as it considers appropriate, the Board shall appoint a Lead Independent Director from among the independent directors;

•	the board will consist of a range of no less than five or more than ten members which range shall be fixed in the corporate bylaws and shall not be changed without stockholder approval;

•	at least four times annually, the independent directors will meet in executive session without the Chief Executive Officer or other members of management present;

•	the Board performs an annual effectiveness self-evaluation of the Board and its committees;

•	directors and executive officers are required to attain and maintain specified ownership levels of PMC’s common stock;

•	directors who are engaged in full-time employment as an executive of a publicly traded company should not serve on the boards of more than four publicly traded companies, including PMC’s Board;

•

directors shall notify the NCGC of any principal job change and submit their resignation; NCGC will make a recommendation to the Board as to whether that director shall be nominated for re-election at the next annual meeting or, in exceptional circumstances, resign;

•	the Board does not believe it should limit the number of terms for which an individual may serve as a director; and

•	as a general policy, a director will not be nominated for re-election at the annual meeting following the director’s 75th birthday.

Because the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines from time to time, as appropriate.

Communications with the Board

Any stockholder who desires to contact our Lead Independent Director or other members of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, PMC-Sierra, Inc., 3975 Freedom Circle, Suite 300, Santa Clara, California 95054. Communications received in writing are reviewed internally by management and then distributed to the Lead Independent Director or other members of the Board as appropriate.

Code of Business Conduct and Ethics

PMC has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our directors, President and Chief Executive Officer, our Chief Financial Officer, and our principal accounting officers. The Code of Business Conduct and Ethics is available on our website at http://www.pmc-sierra.com/codeofconduct.

EXECUTIVE OFFICERS

The following information about our executive officers is as of March 8, 2010.

Name of Officer	Age	Position
Gregory S. Lang	46	President and Chief Executive Officer
Ra’ed O. Elmurib	50	Vice President, Corporate Development and General Manager of the Microprocessors Products Division
Alinka Flaminia	48	Vice President, General Counsel and Corporate Secretary
Colin C. Harris	52	Vice President, Chief Operating Officer
Travis Karr	37	Vice President, General Manager of the Communication Products Division
O. Daryn Lau	45	Vice President of Corporate Strategy and Technology Office
Robert M. Liszt	53	Vice President, Worldwide Sales
Mark C. Stibitz	51	Vice President, General Manager of the Enterprise Storage Division
Michael W. Zellner	54	Vice President, Chief Financial Officer

Mr. Lang has been a director of PMC and its President and Chief Executive Officer since May 2008. Prior to his appointment, Mr. Lang was President and Chief Executive Officer, and served as a director, of IDT. Mr. Lang joined IDT as its President in October 2001 and became Chief Executive Officer in January 2003. At IDT he led the organization and the transformation of the company’s culture, financial structure, core competencies and product direction resulting in increased profits and revenue. From September 1996 to October 2001, Mr. Lang was Vice President and General Manager, Platform Networking Group, at Intel where he built Intel’s client-side wired and wireless networking businesses. Mr. Lang previously held various other management positions during his 15-year tenure at Intel. Mr. Lang is a member of the board of directors of Intersil Corporation, an analog semiconductor company.

Mr. Elmurib has served as Vice President, Corporate Development and General Manager of the Microprocessor Products Division since January 2010 and as Vice President, General Manager of the Microprocessor Products Division since December 2006. Mr. Elmurib previously served as the Vice President, Corporate Development managing corporate business development and strategic investments, partnerships and acquisitions and, as Director of Sales for Asia Pacific and the Western U.S., oversaw the sales activities and managed the direct and channel sales force. Mr. Elmurib joined PMC in 2000 as a Regional Sales Manager for the South West region. Prior to joining PMC, Mr. Elmurib was the President of Unitec Sales, a manufacturer representative organization, and held various sales management positions at STMicroelectronics N.V.

Ms. Flaminia has served as Vice President and General Counsel since January 2007 and was appointed Corporate Secretary in February 2007. Ms. Flaminia was Senior Counsel at Xilinx, Inc. from March 2001 through 2006 where she provided legal services to the finance and corporate services, sales, marketing and human resources organizations worldwide which included providing legal counsel in the areas of: corporate and securities law; corporate governance; commercial transactions and tax; mergers and acquisitions; intellectual property licensing; sales and distribution contracts; antitrust and unfair trade practices; employment law; compensation and benefits; and litigation. Previously, Ms. Flaminia was employed by McAfee, Inc. (formerly known as Network Associates, Inc.) from December 1999 to March 2001 and was a Director of Legal Affairs in her last position held. From 1990 to November 1999, Ms. Flaminia was in private practice.

A founder of PMC, Mr. Harris has served as Vice President, Chief Operating Officer since April 2007. Prior to this appointment, he served as Vice President of Worldwide Operations at PMC from July 2004 and Vice President of IC Technology from May 1997 to July 2004. In 1992, he became PMC’s Director of Operations and subsequently Director of Quality Assurance.

Mr. Karr has served as Vice President and General Manager of the Communication Products Division since January 2009. Prior to this appointment, he served as the Vice President of Marketing of the Enterprise Storage

Division from 2006 until August 2008 when he started to transition to his current duties. Mr. Karr joined PMC in 1996. Earlier positions held include Director of Product Marketing from 2003 to 2006 for storage products and, prior to 2003, Marketing Manager for communications products.

Mr. Lau has served as Vice President of Corporate Strategy and Technology Office since March 2009 and was Vice President of Corporate Strategy and Marketing from September 2008 to February 2009. Mr. Lau was Senior Vice President, Corporate Strategy Office and CTO Office at Applied Micro Circuits Corporation (“AMCC”) from October 2007 to August 2008, Senior Vice President and General Manager, Integrated Communications Business Unit from May 2005 to September 2007 and Vice President and General Manager, Communications Business Unit from May 2004 to April 2005. As Senior Vice President, Mr. Lau was responsible for running the semiconductor business at AMCC, including the architecture group, strategic and product marketing, engineering development and customer support. In October 1999, Mr. Lau co-founded ZettaCom, a supplier of high-performance network semiconductor solutions and served as its President and Chief Executive Officer from October 1999 to April 2004. Mr. Lau was responsible for creating the initial corporate business plan, securing funding and managing the operations of the company. ZettaCom was acquired by IDT in May 2004 where Mr. Lau served as Vice President and General Manager of the Serial Switching Division until April 2005. Prior to that, Mr. Lau held various technical leadership and management roles at Cisco Systems from 1993 to September 1999.

Mr. Liszt has served as Vice President of Worldwide Sales since March 2006. He was Vice President, Global Sales at Agere Systems, Inc. (now known as LSI Logic Corporation) from November 2005 to February 2006 and Vice President, North American Sales from May 2002 until November 2005 where he provided sales leadership and account strategies for a diverse group of sales professionals, field application engineers and sales operations teams. He was also responsible for establishing hybrid sales channels which included global distribution representatives and direct sales organizations targeting market leading OEM’s. He was Vice President Components Division at NEC Electronics Corporation in 2001, Vice President, North American Sales from June 1999 to January 2001 and Vice President of Geographic Sales from September 1998 to May 1999. From 1982 to 1998, he held sales management positions with Hitachi America Semiconductor (“Hitachi”) where he focused on developing and executing on sales strategies that would promote multiple Hitachi product sales into global accounts including semiconductors, display systems and disk drives.

Mr. Stibitz has served as Vice President and General Manager of PMC’s Enterprise Storage Division since December 2001. He was a Vice President and General Manager at Agere Systems, Inc. (formerly Lucent Technologies Microelectronics Group, now known as LSI Logic Corporation) from September 1996 to December 2001. Prior to that, Mr. Stibitz was the ASIC Product Line Director at AT&T Microelectronics (now known as LSI Logic Corporation) and a member of AT&T Bell Labs technical staff for fifteen years.

Mr. Zellner has served as Vice President, Chief Financial Officer since March 2007. Mr. Zellner was Senior Vice President of Finance and Administration, Chief Financial Officer at Wind River Systems, Inc. (“Wind River”) from October 2000 through February 2007, where he was responsible for Wind River’s financial requirements including managing capital expenditure, corporate infrastructure, ensuring financial integrity of results as regulated by the SEC and acting as the lead interface to the investment community. Wind River’s information technology, legal and real estate functions also reported to Mr. Zellner. Mr. Zellner was employed by Applied Materials, Inc. from July 1990 to October 2000 where he held a variety of management positions, the last of which was Senior Director of Finance, Transistor Capacitor and Gate Division. Mr. Zellner worked at UNISYS Corporation from 1978 to 1990.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 27, 2009, concerning:

•	beneficial ownership of PMC’s common stock by all persons known to PMC to be the beneficial owners of 5% or more of PMC’s common stock;

•	beneficial ownership of PMC’s common stock by all directors, nominees and Named Executive Officers; and

•	beneficial ownership of PMC’s common stock by all directors and executive officers as a group.

Under the rules of the SEC, “beneficial ownership” includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of February 25, 2010 (within 60 days of December 27, 2009), through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. This information is not indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address of each of the individuals named below is c/o PMC-Sierra, Inc., 3975 Freedom Circle, Suite 300, Santa Clara, California 95054.

Name	Number of Shares	Approximate Percentage Ownership
Fidelity Management & Research(1)	34,271,634	15.0%
Waddell & Reed Investment Management Company(2)	30,150,823	13.2%
BlackRock, Inc.(3)	19,558,381	8.6%
T. Rowe Price Associates, Inc.(4)	14,494,650	6.4%
Robert L. Bailey(5)	2,548,936	1.2%
Richard E. Belluzzo(6)	234,095	*
James V. Diller, Sr.(7)	2,246,766	*
Michael R. Farese(8)	114,095	*
Jonathan J. Judge(9)	194,095	*
William H. Kurtz(10)	244,095	*
Gregory S. Lang(11)	700,000	*
Frank J. Marshall(12)	471,387	*
Michael W. Zellner(13)	241,954	*
Colin C. Harris(14)	732,799	*
Robert M. Liszt(15)	285,845	*
Mark C. Stibitz(16)	776,438	*
All directors and executive officers as a group (16 persons)(17)	9,168,896	4.1%

*	Less than 1%.
(1)	Based solely on information reported by FMR LLC (“FMR”) on Schedule 13G/A filed with the SEC on February 16, 2010, FMR has sole voting power over 39,300 shares. FMR is a parent holding company and has sole dispositive power over all reported shares beneficially owned through multiple entities to which it is a direct or indirect parent. Edward C. Johnson 3rd, as chairman of FMR, has sole dispositive power with respect to all reported shares. The address of FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)

Based solely on information reported by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”) on Schedule 13G/A filed with the SEC on February 12, 2010 (i) WDR has sole indirect voting and dispositive power with respect to all reported shares; (ii) WRFSI has sole indirect voting and dispositive power with respect to 8,988,273 shares; (iii) WRI has sole indirect voting and dispositive power with respect to

8,988,273 shares; (iv) WRIMCO has sole direct voting and dispositive power with respect to 8,988,273 shares; and (v) IICO has sole direct voting and dispositive power with respect to 21,162,550 shares. The address for these entities is 6300 Lamar Avenue, Overland Park, KS 66202.

(3)

Based solely on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed with the SEC on January 29, 2010, BlackRock has sole voting and dispositive power with respect to all reported shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)	Based solely on information reported by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on a Schedule 13G/A filed with the SEC on February 12, 2010. These securities are owned by various individual and institutional investors (which own 14,494,650 shares, representing 6.37% of the shares outstanding), which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202. The beneficial ownership is as of December 31, 2009.
(5)	Includes (i) 1,983,623 shares subject to option exercise within 60 days of December 27, 2009 and (ii) 540,765 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock.
(6)	Includes 224,000 shares subject to option exercise within 60 days of December 27, 2009.
(7)	Includes (i) 1,230,857 shares held by James V. Diller, Sr., and June P. Diller, Trustees of the James V. Diller and June P. Diller Trust UA 07/20/77; (ii) 331,952 shares held by the James Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; (iii) 331,952 shares held by the June Diller Annuity Trust (GRAT) for which Mr. Diller serves as trustee; and (iv) 352,005 shares subject to option exercise within 60 days of December 27, 2009. The number of shares shown for the James V. Diller and June P. Diller Trust UA 07/20/77 reflects an adjustment of 585 additional shares, which were previously unreported due to an administrative error.
(8)	Includes 104,000 shares subject to option exercise within 60 days of December 27, 2009.
(9)	Includes 184,000 shares subject to option exercise within 60 days of December 27, 2009.
(10)	Includes 234,000 shares subject to option exercise within 60 days of December 27, 2009.
(11)	Includes 700,000 shares subject to option exercise within 60 days of December 27, 2009.
(12)	Includes (i) 299,000 shares subject to option exercise within 60 days of December 27, 2009 and (ii) 123,328 shares held by Timark, L.P. for which Mr. Marshall is General Partner. Mr. Marshall disclaims beneficial ownership over the shares held by Timark, L.P. except to the extent of his pecuniary interest therein.
(13)	Includes 223,750 shares subject to option exercise within 60 days of December 27, 2009.
(14)	Includes (i) 678,957 shares subject to option exercise within 60 days of December 27, 2009 and (ii) 20,412 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by Mr. Harris’ spouse and in trust for Mr. Harris’ three children. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock.
(15)	Includes 281,562 shares subject to option exercise within 60 days of December 27, 2009.
(16)	Includes 769,396 shares subject to option exercise within 60 days of December 27, 2009.
(17)	Includes (i) 6,392,998 shares subject to option exercise within 60 days of December 27, 2009 and (ii) 561,177 shares issuable upon redemption or exchange with PMC of PMC-Sierra, Ltd. Special Shares held by two executive officers listed above. See notes (5) and (14) above.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

Retainer, Meeting Fees and Equity Compensation

During fiscal 2009, the directors received their annual cash compensation for board and committee service and for serving as the non-executive Chairman or Lead Independent Director. Directors may receive meeting fees if invited to a meeting of a committee of which he is not a member, or if the number of meetings and the individual’s attendance exceeds the anticipated number of board or committee meetings during the Board’s term. Annual fees are paid after the second board meeting of the year which follows the annual stockholders meeting. Meeting fees are made after eligibility is established. In fiscal 2009, the directors also received equity awards for their 2009-2010 service consisting of 24,000 stock options and 5,674 RSUs.

Following the Annual Meeting and the second board meeting of the year, for the 2010–2011 term each director will receive an option to purchase 24,000 shares and a grant of RSUs equivalent to $40,000 in value based on the fair market value of the stock on the date of grant to be granted in accordance with PMC’s established grant practices. The stock option awards will vest over one year and the RSUs vest after one year. Each director is required to own at least $50,000 of PMC’s common stock and will have five years from the date of receiving his first RSU award to accumulate this ownership holding.

In addition, in 2009 the Board adopted a change of control benefit whereby, immediately prior to the effective date of a change of control, all options and RSUs held by our directors that are outstanding and unvested will become fully vested. Please see “Change of Control and Severance Agreements” on page 48 for the events that constitute a “change of control”.

The components of Director compensation for 2009 and as anticipated for 2010 are generally as follows:

Compensation Item	2009		2010
Annual Retainer(1)	$40,000		$40,000
Board meeting payment(2)	—		$4,000
Per Committee meeting payment(3)	$1,000		$1,000
Initial Stock Option	40,000	shares(4)	40,000	shares(4)
Annual Stock Option	24,000	shares(5)	24,000	shares(5)
Annual Restricted Stock Unit Award(1)	$40,000	(5)	$40,000	(5)
Annual Fee for Audit Committee Chair(1)	$25,000		$25,000
Annual Fee for Compensation Committee Chair(1)	$10,000		$10,000
Annual Fee for Lead Independent Director(1)	$15,000		$15,000
Annual Fee for Non-Executive Chair	$15,000		$15,000
Annual Fee for each Audit committee member except Audit Committee Chair(1)	$9,000		$9,000
Annual Fee for each Compensation committee member except Compensation Committee Chair(1)	$5,000		$5,000
Annual Fee for each Nominating and Corporate Governance committee member(1)	$3,000		$3,000

(1)	Directors may elect annually not to receive the cash payment and instead to receive: (i) a fully vested option, exercisable at fair market value on the date of grant, to purchase a number of shares equal to three times the cash payment times 60%, divided by the per share market value on the date of grant; and (ii) a fully vested RSU award entitling the director to receive a number of shares equal to three times the cash payment, times 40%, divided by three, divided by the per share market value on the date of grant.
(2)	Board meeting fees may be paid at the Compensation Committee’s discretion up to $4,000 per day if the Board convenes and the individual attends more than six Board meetings during the director’s term.

(3)	Committee meeting fees of $1,000 per meeting will be paid for committee meetings in the following situations: (i) where the committee chair invites a non-committee Board member to attend a committee meeting and the chair determines that a meeting fee will be paid; and (ii) for meetings in excess of the scheduled number of annual meetings for each committee.
(4)	Directors receive a stock option to purchase 40,000 shares upon joining the Board. This stock option vests 1/24 per month over two years, and has an exercise price equal to the fair market value of the stock on the date of grant.
(5)

Each Board member received one grant of stock options to purchase 24,000 shares and one award of RSUs equivalent to $40,000 in value in accordance with PMC’s established practices. Stock options are unvested on their grant date and have an exercise price equal to the fair market value of the common stock on the grant date. RSUs will be exchanged at the fair market value of the common stock according to the vesting schedule. The directors’ annual grant of options will vest 1/12th per month until they are fully vested after one year and the annual award of RSUs will vest entirely after one year.

Director Compensation

for Fiscal 2009

The following table sets forth the annual compensation paid or accrued by PMC to or on behalf of the members of the Board of Directors (other than the Chief Executive Officer) for the fiscal year ended December 27, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)(7)
Robert L. Bailey	55,000	40,002	(3)	113,280	(4)	20,151	(5)	228,433
Richard E. Belluzzo	50,000	40,002	(3)	113,280	(4)			203,282
James V. Diller, Sr.	46,000	40,002	(3)	113,280	(4)	6,820	(6)	206,102
Michael R. Farese	50,000	40,002	(3)	113,280	(4)			203,282
Jonathan J. Judge	61,000	40,002	(3)	113,280	(4)			214,282
William H. Kurtz	67,000	40,002	(3)	113,280	(4)			220,282
Frank J. Marshall	58,000	40,002	(3)	113,280	(4)			211,282

(1)	Amounts shown do not reflect compensation actually received by Director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on February 24, 2010.
(2)	Amounts shown do not reflect compensation actually received by the Director. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on February 24, 2010.
(3)	The amount indicated reflects the grant date fair value for RSUs granted with the following fair value as of the grant date: 5,674 RSUs were granted on May 26, 2009 with a fair value of $7.05 per unit. If the RSUs were valued based on compensation costs recognized in fiscal 2009, then the value of each stock award would be $20,549.
(4)

Reflects the grant date fair value for stock option grants with the following fair values as of the grant date: 24,000 options were granted on June 2, 2009 with a fair value of $113,280. If the option grants were valued based on compensation costs recognized in fiscal 2009, then the value of each option award would be $63,662. As at December 27, 2009, Mr. Bailey had an aggregate of 2,002,040 options outstanding, Mr. Belluzzo had an aggregate of 232,000 options outstanding, Mr. Diller had an aggregate of 360,005 options outstanding, Mr. Farese has an aggregate of 112,000 options outstanding, Mr. Judge had an aggregate of 192,000 options outstanding, Mr. Kurtz had an aggregate of 242,000 options outstanding, and Mr. Marshall had an aggregate of 307,000 options outstanding.
(5)	Pursuant to Mr. Bailey’s Transition Agreement entered into in connection with his retirement as PMC’s CEO and President, PMC reimbursed Mr. Bailey $19,500 toward medical, dental, vision, life and disability insurance for Mr. Bailey and his dependents and paid $651 toward tax preparation services.
(6)	PMC reimbursed Mr. Diller $6,820 for medical insurance of Mr. Diller and his wife. The Company has agreed to reimburse Mr. Diller for annual health insurance premiums for his lifetime since the time of Mr. Diller’s resignation from the position of Chief Executive Officer of PMC in 1997.
(7)	The Company did not pay any non-equity incentive plan compensation or any non-qualified deferred compensation to its directors in 2009.

Compensation of Employee Directors

Mr. Lang is a director as well as President and Chief Executive Officer of PMC. Mr. Lang received a base salary, equity, an incentive bonus and other cash compensation paid for his service as an executive officer, which compensation is detailed in the Summary Compensation Table on page 42. Mr. Lang did not receive any retainer, meeting fees or equity paid to non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

PMC’s compensation program is overseen and administered by the Compensation Committee (the “Committee”), which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Committee’s goal is to ensure that the total compensation paid to PMC’s executive officers is fair, reasonable and competitive. The Committee operates under a written charter adopted by our Board. A copy of the charter is available at: http://www.pmc-sierra.com/charter/compensation. Generally, the compensation and benefits provided to the Named Executive Officers, as defined in the Summary Compensation Table, are similar to those provided to PMC’s other executive officers and employees.

Compensation Philosophy and Objectives

Under the Committee’s supervision, in fiscal 2009 PMC implemented a compensation program that rewards performance and strikes a balance between employee retention and stockholder return by:

•	directly and substantially linking rewards to measurable corporate performance;

•

permitting sufficient flexibility to enable PMC to continue to attract, motivate and retain executives in a highly cyclical business environment and to support PMC in achieving its strategic business objectives;

•	incentivizing executives in all stages of the cyclical economy of the semiconductor industry;

•	minimizing dilution by providing a mix of equity incentives within Committee approved guidelines;

•	providing competitive compensation with opportunity for above-market pay tied to above-target performance; and

•	ensuring that PMC’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the total compensation for all of PMC’s executive officers. In 2009, under the Committee’s supervision, management engaged a compensation consultant, Towers, to analyze each officer’s compensation and to provide peer company data for comparison with each officer’s total compensation. Towers provides PMC with competitive market data obtained from compensation surveys and proxy data to review continued suitability of PMC’s compensation programs and identify trends in executive compensation. Towers conducts its study in the third quarter of each fiscal year for the following year’s compensation. Towers’ 2008 benchmarking study formed the basis of recommendations for PMC’s 2009 executive compensation. Management used the Towers study to compare each element of total executive’s compensation, including base salaries, cash and equity incentives against similar roles within a group of peer companies in the US semiconductor industry which have similar financial profiles to PMC’s or against which PMC competes for business and talent (the “Peer Group”).

The Peer Group serves as PMC’s primary external reference for executive compensation. During the third quarter of 2009, the Compensation Committee updated the list of companies comprising PMC’s Peer Group. As a result, two companies were eliminated and four companies were added (noted with an * below):

•	Altera Corporation

•	Applied Micro Circuits Corporation

•	Atheros Communications, Inc.

•	Broadcom Corporation

•	Emulex Corporation

•	Integrated Device Technology, Inc.

•	Intersil Corporation

•	Marvell Technology Group Ltd.

•	OmniVision Technologies, Inc.*

•	QLogic Corporation

•	RF Micro Devices, Inc.

•	Silicon Laboratories Inc.

•	Skyworks Solutions, Inc.*

•	Standard Microsystems Corporation*

•	Zoran Corporation*

In the first quarter of the fiscal year, management prepares and submits to the Committee annual performance ratings and compensation recommendations for PMC’s executive officers for Committee review and approval. These recommendations are based on the executives’ performance in the prior year, expectation for individual contributions in the upcoming year and Towers’ comparative analysis of PMC’s compensation practices to the Peer Group. The Committee considers, but is not bound to and does not always accept, management’s executive compensation recommendations.

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. In fiscal 2009, the Committee engaged Compensia, Inc. (“Compensia”) to keep the Compensation Committee informed of trends in executive compensation and advise the Committee on management’s proposals. Compensia reports to the Committee rather than to management, although Compensia may meet with or confer with management from time to time for purposes of gathering information to evaluate proposals that management may make to the Committee.

Management attends some of the Committee’s meetings, but the Committee also holds meetings not attended by any members of management. The Committee discusses the Chief Executive Officer’s compensation package with the Chief Executive Officer, but makes decisions with respect to the Chief Executive Officer’s compensation without the Chief Executive Officer present. The Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee’s charter.

Elements of Compensation

There were five major elements that comprised PMC’s compensation program in fiscal 2009:

•	base salary;

•	semi-annual performance based cash bonuses;

•	equity incentives;

•	retirement benefits; and

•	health and other benefits.

The Compensation Committee and management consider each of these elements useful and necessary to meet one or more of the principal objectives of our compensation philosophy and objectives. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to PMC. Equity incentives are designed to provide incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business and the benchmarking data received from Towers on the cash compensation and equity of the Peer Group for comparable executive officer positions. Incentive compensation is compared to the Peer Group on a target and actual basis in the most recent fiscal year. Equity compensation is valued using a Black-Scholes pricing model, and we also reference equity awards as a percentage of shares outstanding. We strongly believe in engaging and retaining the best talent for critical functions, which can pitch our target compensation targets against significant compensation packages with current or other potential employers. Thus, in order to enable PMC to hire and retain talented executives, the Committee may determine that it is in the best interests of PMC to deviate from PMC’s standard compensation practices when such deviation is required by competitive or other market forces.

Base Salary

A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to PMC and the performance contributions they make and the responsibilities they undertake. PMC references the median (50th percentile) of the base salaries of executive officers in similar positions in its Peer Group. Other factors considered include internal comparisons, individual skills and experience, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above.

After considering the compensation targets, management recommendations, and other factors, the Committee did not make any market or merit increases to base salaries for executive officers for fiscal 2009. Base salary levels for each of the Named Executive Officers are reflected in the column labeled as “Salary” in the Summary Compensation Table on page 42. On average, base salaries for the Named Executive Officers are between the median and 75th percentile of the Peer Group for comparable positions.

The Committee approved a general budget of 3% increases to executives’ base salaries for 2010. Certain executives may receive a higher or lower amount based on the comparative market data and the individual’s performance. The Committee also approved a 1% budget for increases associated with promotions or increase in responsibilities.

Short-Term Incentive Program (Bonus)

In fiscal 2009, executives participated in STIP which is the bonus program for most employees. STIP is designed to reward an individual’s performance against short-term corporate and individual goals with a cash bonus. 2009 STIP had three components:

•	the individual’s annual bonus target which is a percentage of base salary set by the Committee;

•	the Company’s performance against an annual profitability target in its internal operating plan approved by the Board at the start of the year; and

•	performance against individualized quarterly objectives set by the CEO and discussed and rated quarterly.

Individual Annual Bonus Targets

With the exception of the CEO, executive bonus targets ranged from 40% to 60% of base salary. Like base salary, the bonus targets are benchmarked against our Peer Group and referenced against the median (50th percentile) for comparable positions.

Company Performance Target

The Company’s performance against target is what funds the bonus pool. The target in fiscal 2009 was earnings before interest and tax (“EBIT”), on a non-United States generally accepted accounting principles (“non-GAAP”) basis, as set in the Company’s 2009 Plan of Record, an internal, non-public financial plan approved by the Board prior to the new fiscal year and reviewed by the Board quarterly. PMC utilizes non-GAAP operating measures internally to evaluate its operating performance, and generally excludes gains, losses and other charges that are considered by management to be outside of the PMC’s core operating results. Targets in the Plan of Record are considered by management to be aggressive but not unattainable, and are based on management’s evaluation of, among other things, customer feedback and demand projections, historical revenue and trends, expense projections, and industry and economic environment. Because the Plan of Record represents a proposed annual business plan and the Company only discloses its business outlook of a limited number of financial metrics one quarter in advance, disclosure of the Company’s Plan of Record would be competitively harmful and confusing to investors. There is a minimum achievement threshold of 50% of the STIP Plan of Record target for any employee, including executives, to receive bonuses regardless of individual achievement because the Committee does not believe employees should be rewarded for less than 50% achievement. The Committee believes payment for achievement over 50% of the Plan of Record target is valuable for retention and competitiveness and, in 2009, did not cap achievement over 100% for the year-end payment. The Company does not disclose the specific EBIT target in the Plan of Record that must be achieved for STIP bonuses to be paid because it would result in competitive harm and may therefore be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

Individual Performance Objectives

All employees have written objectives against which they are measured quarterly. With the exception of the Chief Executive Officer, the individual performance objectives of the Named Executive Officers are dynamic, short-term goals that are specific to the individual’s area of responsibility and aligned with the Company’s annual Plan of Record and its strategic and operational objectives. Depending on the executive officer, the performance objectives may relate to the financial performance of the Company, product launch or tape-out timelines, revenue or other financial targets of the individual’s business or functional unit, new product design win targets, new or strategic account penetration, or supplier terms. For example, the objectives for the general manager of a product division may include new market identification, tape-out or launch of a new product or meeting aggressive revenue or other financial targets in the division’s portion of the Company’s Plan of Record; the objectives for the vice president of worldwide sales may include design win targets or new or strategic account identification and penetration. The targets are attainable only with significant effort while remaining realistic. At the end of each quarter in 2009, the Chief Executive Officer reviewed the executive’s achievement against his or her stated objectives. The Company does not disclose the specific individual performance objectives to be achieved in order for the Company’s Named Executive Officers to earn their respective bonus payments because it would result in competitive harm and may therefore be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

Individual achievement on objectives may exceed 100%, enabling payment in excess of 100% of an individual’s target for the STIP period, provided that the Company met at least 50% of its operational performance target in the Plan of Record and the aggregate amount of employee bonuses paid out in that period does not exceed the earned STIP bonus pool for that period. Thus, employees who do not perform as well individually may receive a smaller bonus which allows funds remaining in the bonus pool to be used to increase the bonus awarded to individuals who may have exceeded their individual performance objectives.

Clawback

As part of its ongoing governance efforts, PMC adopted a clawback policy whereby, effective starting 2010, the Chief Executive Officer and Chief Financial Officer may be required to repay a bonus earned for a period subsequently restated if the Board of Directors determines the restatement resulted from the individual’s gross-recklessness or intentional misconduct.

2009 STIP Payments

In 2009, STIP was measured for employees, including executives, on a bi-annual basis. Because of the uncertainty of the economic downturn, PMC capped the progress payment earned after the first half of 2009 at 50% of the normal payout target compared to previous years. PMC finished 2009 at 110% of its annual EBIT target in the 2009 Plan of Record so the final payout to STIP participants, including executives, was up to 110% of their base salary received during the second half of the year, multiplied by their target bonus, multiplied by their percentage of individual achievement for the period. Actual STIP bonus amounts earned by each of the Named Executive Officers are reflected in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 42.

2010 STIP

As in 2009, the fiscal 2010 STIP is designed to reward employees with a cash bonus based on short-term financial performance metrics and individual goals. STIP in 2010 will also measure annual business unit/functional group objectives established with each of the executives in the first quarter. The intent of this new component is to create more organizational clarity of the business unit/functional group goals and the knowledge that success or failure in achieving the team goals will have a direct impact on individual compensation. The business unit/functional group component will be weighted from zero to 125% achievement. The metric by which the 2010 STIP will be funded is the same as in 2009—Company performance against the non-GAAP EBIT annual target determined in the Company’s 2010 Plan of Record approved by the Board prior to the start of the year. In 2010, Company and business unit/functional group and individual performance will be measured bi-annually and again requires that PMC meet at least 50% of its performance target for any bonuses to be paid. 2010 STIP will be capped at 200%. Similar to 2009, individual achievement personal objectives will also be a factor. There are no accelerators applied to payment. The bonus targets as a percentage of base salary for each of the Named Executive Officers for 2010 range from 40% to 60%, with the exception of Mr. Lang, the President and Chief Executive Officer (discussed below). The Company does not disclose the specific 2010 Company EBIT performance targets, business unit/functional group or individual performance objectives to be achieved in order for the Company’s Named Executive Officers to earn their respective bonus payments because such disclosures would result in competitive harm and may therefore be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

Equity Incentives

Equity-based incentives are granted under PMC’s stockholder-approved equity incentive plans. Our Board has delegated the authority to grant stock and other equity awards to the Compensation Committee, including any awards to our executive officers. Based on recommendations from management, the Committee selects employees to whom equity awards may be granted, the amount of PMC common stock covered by the award, and the terms and conditions of the award. The grant of any award is voluntary and occasional and does not create any contractual or other right for any employee to receive future equity grants, or benefits in lieu of equity, even if equity awards been granted repeatedly in the past or that equity may be considered in evaluating the comparative value of an individual’s total compensation.

PMC and the Committee regularly monitor the environment in which PMC operates and adjusts the equity compensation program if necessary to help us meet our compensation objectives. The Committee approved the use of both stock options and RSUs as equity incentives beginning in fiscal 2007. The use of both stock options and RSUs is reviewed and validated annually against Peer Group data. Executive officers received a combination of stock options and RSUs in fiscal 2009, with a greater proportion being weighted toward options to serve as long-term performance and retention incentives. PMC and the Committee believe that RSUs provide a tangible value to employees, and therefore are efficient short-term incentive tools for retaining and motivating employees. The Committee believes that equity incentives encourage the achievement of superior results over time and align employee and stockholder interests. All equity incentives are subject to vesting provisions to encourage executive officers to remain employed with and invested in PMC.

In the third quarter of 2009, PMC engaged Towers to conduct a study to determine whether PMC’s compensation program would benefit from the adoption of performance-based RSUs. After reviewing and evaluating Towers’ report, including the analysis of performance-based equity programs in the Peer Group, the Compensation Committee determined that performance-based RSUs would not strengthen PMC’s existing pay-for-performance philosophy. The Committee affirmed that PMC’s current compensation program satisfies pay-for-performance objectives through time-based stock options and that the program is balanced with the retention benefit of time-based RSUs. Nonetheless, PMC will continue to evaluate the relative merits of time versus performance-based equity during its 2010 annual compensation review.

The Committee has implemented general policies relating to grants of stock and other awards and these policies also apply to our executive officers. Specifically, the Committee has determined that stock options shall only be granted on the first Tuesday of each month. The Committee determined that RSUs would be granted quarterly on February 25th, May 25th, August 25th and November 25th. If the market is closed on the pre-selected grant date, the grant date will be the next trading day the market is open. However, if a member of the Committee has not provided his approval before the pre-selected grant date then the grant date will become the date the last Committee member provides his approval. Grants are only approved at a properly constituted meeting of the Committee or by electronic unanimous written consent of the Committee members. All required documentation, including the recommended recipients and grant amounts, is sent by management, approved in advance by the Chief Executive Officer, and received by the Committee typically several days prior to the pre-selected grant date. The Committee has pre-set guidelines for award recommendations for new-hire, promotion, and annual performance grants by position level (as individual contributors or members of management). Grant recommendations that exceed these guidelines are highlighted and explained to the Committee. The Committee may deviate from management’s recommendations prior to approving the grant. All stock option grants have a per share exercise price equal to closing price of the PMC’s common stock on the NASDAQ Global Select Market on the date of grant. In fiscal 2009, all equity awards were approved by electronic unanimous written consent approved in advance of the pre-selected grant date so that all awards were made on the pre-selected grant date (or the next trading day thereafter if the market was closed on the pre-selected grant date).

Monthly grants for newly hired and promoted employees are considered valuable to support ongoing hiring and incentive objectives to remain competitive and to concentrate the administrative activities on a single day. In fiscal 2010, PMC expects to continue to make monthly stock option grants and quarterly RSU grants (or tax equivalent securities) in accordance with the pre-selected dates and in the same manner as identified above.

Because PMC grants options on a monthly basis and RSUs on a quarterly basis, each on predetermined dates, equity compensation awards to executive officers may be made prior to the release of material nonpublic information that may result in an increase in the price of PMC’s common stock, such as a significant positive earnings announcement. Management and the Committee believe that consistency in grant dates for equity compensation awards is paramount. Given PMC’s ongoing hiring efforts in a competitive job market and the historical volatility of its stock trading price, management and the Committee believe that it is important to grant equity incentive awards as close as possible to the start-date of newly hired employees. Option awards provided in connection with PMC’s annual performance review of eligible employees, including executive officers hired before October 1st of the previous year, are generally granted on the first Tuesday of March in connection with the regularly monthly grant schedule. Equity awards associated with the 2010 performance review will be made as follows:  stock option awards will be granted April 6, 2010 and RSU grants will be made on May 25, 2010.

The size of an equity award our Committee may consider granting to each executive officer and the vesting schedule for each award is determined based on a variety of factors. The Committee annually reviews PMC’s historical annual equity grants as a percentage of PMC’s outstanding shares, what amounts are vested and unvested, and their relative value based on the then-current stock price, historical actual option exercises relative to outstanding shares, and the total number and proportion of shares subject to outstanding options relative to the Peer Group. In 2009, the Committee began using the share value transfer method as its primary metric of setting and measuring PMC’s equity grant usage. The share value transfer method is described further below. The Committee also reviews Peer Group data for executive officers in comparable positions, covering the executive’s aggregate equity position relative to shares outstanding and the size of each executive’s proposed annual option grant (normalized for differences in shares outstanding). Awards are also determined by referencing other factors such as internal comparisons to the executive’s peers, individual skills and experience, the executive’s performance and specific contributions during the prior year and the expectation for future contributions. PMC references the median of the Peer Group for equity awards to its executive officers based on the information gathered by Towers from publicly available sources. Any proposed grant that is outside of this target is highlighted for the Committee.

In 2009, executive equity grants were between the 25th and 60th percentile of the Peer Group. During fiscal 2009, the Committee approved stock option grants to Named Executive Officers (including the CEO) to purchase an aggregate of 878,000 shares of common stock at a price of $4.98 per share. All options vest over four years and have a ten-year term. During fiscal 2009, the Committee granted an aggregate of 195,111 RSUs to Named Executive Officers that vest over a four year period, with 50% vesting 24-months after the grant date and an additional 25% vesting each 12-month period thereafter.

Equity incentive awards to Named Executive Officers in fiscal 2009 are reflected in the Summary Compensation Table on page 42 and the Grants of Plan-Based Awards Table on page 44.

For fiscal 2010, the Committee approved a budget of 8,280,522 shares that may be granted in 2010 based on a share value transfer rate of 1.75% of market cap at the time the budget was approved in the fourth quarter of 2009. The Committee reviews equity usage on at least a quarterly basis, and it will continue to consider gross and net share burn rate, dilution and overhang as supplementary factors. Share value transfer methodology targets aggregate annual grants based on grant value and cost as a percentage of company market-capitalization value. The Committee believes this measure is valuable because it allows PMC to compare the annual cost of its equity program versus peer companies. According to Towers’ 2009 equity benchmarking study, the average share value transfer rate for PMC’s Peer Group is at least 1.9%.

Compensation of the Chief Executive Officer

The Committee determines compensation for Mr. Lang, the Company’s President and Chief Executive Officer. As it does for the other executives, in determining total compensation for Mr. Lang the Committee considered short and long term incentives through a mixture of cash and equity. The Committee and its consultant, Compensia, reviewed Peer Group compensation data from Towers, assessed Mr. Lang’s experience and the Company’s expectations for Mr. Lang’s future contributions to PMC and evaluated the compensation needed to incentivize and retain Mr. Lang.

Mr. Lang joined PMC in April 2008 at a base salary of $630,000. Mr. Lang’s base salary did not increase for fiscal 2009 consistent with the general salary freeze. Based on the 2009 annual benchmarking study, Mr. Lang’s 2009 base salary was in the 60th percentile of the Peer Group.

In 2009, Mr. Lang’s STIP bonus target was $600,000 which was at the median of the Peer Group. Mr. Lang’s individual objective is to deliver the financial performance projected in the Company’s annual Plan of Record. Thus, his bonuses are a function of his bonus target and the percentage achievement of the Company’s performance to the annual Plan of Record. Like other employees, Mr. Lang would not receive any bonus if the Company’s operational performance was below 50% of target and he is likewise subject to any caps on STIP payouts. Mr. Lang’s mid-year progress payment was capped at 50% of the normal payout, same as applied to all other employees. His final bonus for 2009 was 110% of target, consistent with the Company’s performance against its Plan of Record target. As stated above, PMC does not disclose the specific EBIT target in the Plan of Record that must be achieved for STIP bonuses to be earned because it would result in competitive harm and may therefore be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

In 2009, Mr. Lang received an option to purchase 333,000 shares of common stock at the closing fair market value on the date of grant (March 3, 2009) which was $4.98 and 74,000 RSUs (granted May 26, 2009). The terms and conditions of these grants are the same as given to other executives: options vest over four years and have a ten-year term; RSUs vest over a four year period, with 50% vesting 24-months after the grant date and an additional 25% vesting each 12-month period thereafter. The award was based upon 2008 peer group compensation data and the Committee’s assessment of Mr. Lang’s expected future contributions to PMC. Based on the 2009 executive compensation benchmarking data, the stock options and RSUs granted to Mr. Lang in 2009 were at the 40th percentile of the Peer Group.

For 2010, the Compensation Committee retained Mr. Lang’s base salary at $630,000 and increased his STIP incentive target to $630,000 (or 100% of base salary). His total cash compensation is at the 75th percentile of the Peer Group, based on the 2009 benchmarking data.

Retirement and Other Health/Welfare Benefits

PMC maintains a tax-qualified 401(k) plan in which PMC’s executives and most U.S. employees participate. Canadian-based executives participate in PMC’s Group Registered Retirement Savings Plan (“RRSP”). Because of the economic conditions and as part of other company-wide cost cutting messages, PMC suspended its matching contribution of individual contributions to 401(k) or RRSP for about three months in the early part of fiscal 2009.

In fiscal 2009, the executive officers were eligible to receive the same health and welfare benefits that are generally available to other employees and a contribution to their benefit premium that is the same as that provided to other employees in the relevant jurisdiction. These benefits programs include extended health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability, life insurance and supplemental life insurance, accidental death and dismemberment, leave programs, employee assistance program and certain other benefits. Employees may also participate in PMC’s stockholder approved Employee Stock Purchase Plan to purchase PMC’s common stock at a price equal to 85% of the fair market value of the common stock on the enrollment date or the exercise date, whichever is lower. Additional compensation may be obtained by participating in PMC’s patent award program or education assistance.

PMC does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) plan. PMC common stock is not included in PMC’s 401(k) Plan, except as it may be indirectly included as part of a fund’s holdings. PMC does not offer a deferred income plan for its executives.

Compensation related to United States / Canada Business Travel

Many PMC employees and executives travel between the United States and Canada on PMC business. In 2009, PMC evaluated its approach to United States/Canada cross-border travel which included, among other things, reviewing the personal tax liability that may arise. The Compensation Committee approved a program that compensates individuals for incremental tax liability arising from extensive cross-border travel and pays for professional tax preparation services. The objective is that individuals will not suffer a greater tax liability than what would otherwise be payable in their country of permanent residence. The program ensures that persons who must travel significantly between the United States and Canada on PMC business are not financially penalized for doing the jobs PMC has hired them to do. Executives participating in this program are approved in advance by the Compensation Committee; others are subject to approval by the Chief Executive Officer. For fiscal 2010, five persons including three executive officers have been approved to participate in this program.

Summary

Management and the Committee believe the retirement benefits and other generally available benefits programs described above are appropriate and consistent with PMC’s overall compensation program to better enable it to attract and retain superior employees. Management periodically reviews the levels of benefits provided to all employees and makes adjustments as necessary. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 27, 2009 are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 42.

Change of Control Arrangements

In addition, we have change of control arrangements with our Named Executive Officers, which provide for the executives to receive certain payments and benefits if their employment with PMC is terminated in connection with a change of control of the Company. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Change of Control and Severance Agreements” on page 48. These arrangements are designed to promote stability and continuity of executive management. Benefits are capped at the amounts prescribed under Sections 280G and 4999 of the Code, and PMC does not provide payments to reimburse its executive officers for additional taxes incurred (gross-ups) in connection with a change of control.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our stockholders, since 2006 the Committee has stock ownership guidelines that require that each executive officer retain a minimum ownership interest in PMC. The amount of stock an executive must retain depends upon the executive’s position. The Chief Executive Officer is required to own and retain a minimum number of shares or RSUs with a total value equal to his annual base salary, while all other executive officers are required to own and retain a minimum number of shares or RSUs with a total value of at least $100,000. The Chief Executive Officer must attain the ownership guideline by the fifth anniversary of his first grant, and other executive officers must attain the ownership guideline by the fifth anniversary of the first grant of RSUs to such officer. During the first quarter of 2010, PMC revised its insider trading policy to prohibit the margining of PMC stock held by executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its responsibilities, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that PMC may not deduct compensation of more than $1,000,000 that is paid to certain individuals. PMC believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, PMC began accounting for stock-based compensation, including its stock option grants and restricted stock awards, in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael R. Farese
Jonathan J. Judge, Chair

The following table provides fiscal 2007, 2008 and 2009 compensation information for the President and Chief Executive Officer, the Chief Financial Officer, and three other executive officers of PMC who together constitute the most highly compensated executive officers in fiscal year 2009 based on their total compensation but without taking into account the annual change in the actuarial present value of accumulated pension benefits and earnings on non-qualified deferred compensation (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 27, 2009

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gregory S. Lang President, Chief Executive Officer(3)	2009	630,000		521,700	952,380	480,000	(4)	14,289	(5)	2,598,369
	2008	424,038		1,680,000	6,816,000	442,499	(6)	12,731	(7)	9,375,268
Michael W. Zellner Vice President and Chief Financial Officer(8)	2009	365,000		156,665	286,000	175,200	(9)	83,597	(10)	1,066,462
	2008	365,000		168,000	215,100	245,280	(11)	16,188	(12)	1,009,568
	2007	303,231		426,128	1,009,800	181,467	(13)	7,820	(14)	1,928,446
Colin C. Harris Chief Operating Officer	2009	296,870	(15)	274,167	500,500	138,858	(16)	6,253	(17)	1,216,648
	2008	324,623	(15)	224,003	286,800	233,865	(18)	6,903	(19)	1,076,194
	2007	276,981	(15)	150,400	318,600	149,397	(20)	10,473	(21)	905,851
Robert M. Liszt Vice President, Worldwide Sales	2009	290,000		188,002	343,200	127,600	(22)	16,076	(23)	964,878
	2008	288,385		224,003	286,800	177,601	(24)	16,942	(25)	993,731
	2007	281,154		100,264	212,400	158,452	(26)	16,942	(27)	769,212
Mark C. Stibitz Vice President, General Manager, Enterprise Storage Division	2009	285,000		234,998	429,000	106,163	(28)	6,925	(29)	1,062,086
	2008	282,692		195,997	250,950	173,499	(30)	8,242	(31)	911,380
	2007	272,116		150,400	318,600	114,380	(32)	7,810	(33)	863,306

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on February 24, 2010. RSUs were awarded on May 26, 2009, May 27, 2008 and May 25, 2007. If the stock awards were valued based on compensation costs recognized, then the value of each stock award would be as follows: (1) for Gregory Lang: $58,434 and $185,573 in fiscal 2009 and 2008, respectively; (2) for Michael Zellner: $17,549, $18,557, and $50,033 in fiscal 2009, 2008 and 2007, respectively; (3) for Colin Harris: $30,709, $24,744, and $17,659 in fiscal 2009, 2008 and 2007, respectively; (4) for Robert Liszt: $21,058, $24,744, and $11,773 in fiscal 2009, 2008 and 2007, respectively; and (5) for Mark Stibitz: $26,322, $21,651, and $17,658 in fiscal 2009, 2008 and 2007, respectively.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the grant date fair value of the option awards as determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on February 24, 2010. If the option awards were valued based on compensation costs recognized, then the value of each option award would be as follows: (1) for Gregory Lang: $170,096 and $954,238 in fiscal 2009 and 2008, respectively; (2) for Michael Zellner: $51,080, $38,153, and $165,483 in fiscal 2009, 2008 and 2007, respectively; (3) for Colin Harris: $89,390, $50,870, and $57,606 in fiscal 2009, 2008 and 2007, respectively; (4) for Robert Liszt: $61,296, $58,870, and $38,404 in fiscal 2009, 2008 and 2007, respectively; and (5) for Mark Stibitz: $76,620, $44,512, and $57,606 in fiscal 2009, 2008 and 2007, respectively.
(3)	Mr. Lang was hired as President and Chief Executive Officer on April 28, 2008.
(4)	Includes the STIP bonus of $330,000 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.

(5)	This amount consists of: (a) $10,001 in tax preparation services, (b) $1,978 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $810 in life insurance premiums and (d) $1,500 toward health benefits.
(6)	Includes the STIP bonus of $321,000 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(7)	This amount consists of: (a) $602 in life insurance premiums, (b) $3,750 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $1,010 toward health benefits, (d) $770 in relocation expenses, (e) $10 in Oregon workers’ benefit fund tax assessment and (f) $6,589 in multi-jurisdictional tax preparation services.
(8)	Mr. Zellner was hired as Vice President, Chief Financial Officer on March 2, 2007.
(9)	Includes the STIP bonus of $120,450 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(10)	This amount consists of: (a) $18,392 in multi-jurisdictional tax preparation services, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan, (c) $1,242 in life insurance premiums, (d) $1,500 toward health benefits and (e) $56,963 to reimburse the individual for additional taxes arising from employment in 2007 and 2008 outside of his country of residence.
(11)	Includes the STIP bonus of $117,165 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(12)	This amount consists of: (a) $7,946 in multi-jurisdictional tax preparation services, (b) $1,242 in life insurance premiums, (c) $1,500 toward health benefits, and (d) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) plan.
(13)	Includes the STIP bonus of $123,516 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(14)	This amount consists of: (a) $1,051 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,269 toward health benefits.
(15)	Mr. Harris is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect. For 2009, the average hedged exchange rate for this calculation was 1.12.
(16)	Includes the STIP bonus of $99,231 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(17)	This amount consists of: (a) $622 in life insurance premiums, (b) $1,159 toward health benefits and (c) $4,472 of employer matching of the individual’s contributions under the tax-qualified Canadian Registered Retirement Savings Plan(“RRSP”).
(18)	Includes the STIP bonus of $121,603 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(19)	This amount consists of: (a) $655 in life insurance premiums, (b) $1,286 toward health benefits and (c) $4,962 of employer matching of the individual’s contributions under RRSP.
(20)	Includes the STIP bonus of $87,787 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(21)	This amount consists of: (a)$526 in life insurance premiums, (b) $1,158 toward health benefits, (c) $8,663 of employer matching of the individual’s contributions under RRSP and (d) $126 in accidental death and disability.
(22)	Includes the STIP bonus of $87,725 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(23)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $4,634 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits and (d) $8,700 in automobile allowances.
(24)	Includes the STIP bonus of $85,333 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(25)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $5,500 of employer’s matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits and (d) $8,700 in automobile allowances.

(26)	Includes the STIP bonus of $87,787 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(27)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits and (d) $8,700 in automobile allowances.
(28)	Includes the STIP bonus of $70,538 earned in third and fourth quarters of 2009, which was awarded in the first quarter of 2010.
(29)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $4,183 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan, (c) $1,500 in health benefits.
(30)	Includes the STIP bonus of $91,486 earned in third and fourth quarters of 2008, which was awarded in the first quarter of 2009.
(31)	This amount consists of: (a) $1,242 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,500 in health benefits.
(32)	Includes the STIP bonus of $65,918 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(33)	This amount consists of: (a) $810 in life insurance premiums, (b) $5,500 of employer matching of the individual’s contributions under the tax-qualified 401(k) Plan and (c) $1,500 in health benefits.

The Company provides the Named Executive Officers with no perquisites or personal benefits during or after the officer’s employment, except as disclosed in this Proxy Statement.

The following tables show for the fiscal year ended December 27, 2009 certain information regarding options and other plan-based awards granted to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 27, 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)(4)
		Threshold ($)	Target ($)(1)	Maximum ($)
Gregory S. Lang	—	—	450,000	480,000
	3/3/2009					333,000	4.98	952,380
	5/26/2009				74,000		—	521,700
Michael W. Zellner	—	—	164,250	175,200
	3/3/2009					100,000	4.98	286,000
	5/26/2009				22,222		—	156,665
Colin C. Harris	—	—	130,178	138,858
	3/3/2009					175,000	4.98	500,500
	5/26/2009				38,889		—	274,167
Robert M. Liszt	—	—	119,625	127,600
	3/3/2009					120,000	4.98	343,200
	5/26/2009				26,667		—	188,002
Mark C. Stibitz	—	—	106,875	106,163
	3/3/2009					150,000	4.98	429,000
	5/26/2009				33,333		—	234,997

(1)	The first half of the 2009 STIP bonus program was capped at 50% of the normal payout for the first half of the year, making the 2009 target payout 75% of the individual’s typical annual target incentive for Company performance of 100% to plan.

(2)	The value of option awards is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of PMC’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.
(3)	The value of the stock awards is based on the fair value of the grant date of such awards determined pursuant to FASB ASC Topic 718. The price of the awards in the form for RSUs to the Named Executive Officers is 100% of the fair market value of the shares on the award date. Regardless of whatever value is placed on an award (RSU), the actual value of the award will depend on the market value of PMC’s common stock at such date in the future when the award vests.
(4)	There are no estimated possible payouts under any equity incentive plan awards for any of PMC’s Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 27, 2009:

	Option Awards(1)					Stock Awards(9)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(10)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Gregory S. Lang	633,333	966,667	(2)	$8.06	5/6/2018
	—	333,000	(3)	$4.98	3/3/2019
						274,000	2,348,180
Michael W. Zellner	170,000	85,500	(4)	$7.07	4/3/2017
	39,375	50,625	(5)	$4.79	3/4/2018
	—	100,000	(3)	$4.98	3/3/2019
						70,554	604,648
Colin C. Harris	100,000	—		$20.13	12/29/2013
	50,000	—		$9.00	10/20/2014
	62,500	— —		$7.87	4/18/2015
	62,500	—		$10.14	7/18/2015
	62,500	—		$7.83	10/18/2015
	62,500	—		$9.29	1/18/2016
	46,875	3,125	(6)	$10.97	3/7/2016
	46,875	3,125	(6)	$9.07	6/7/2016
	46,875	3,125	(6)	$6.37	9/7/2016
	46,875	3,125	(6)	$7.54	12/7/2016
	61,875	28,125	(7)	$6.35	3/6/2017
	12,500	67,500	(5)	$4.79	3/4/2018
	—	175,000	(3)	$4.98	3/3/2019
						75,556	647,515
Robert M. Liszt	210,937	14,063	(8)	$10.56	3/9/2016
	41,250	18,750	(7)	$6.35	3/6/2017
	12,500	67,500	(5)	$4.79	3/4/2018
	—	120,000	(3)	$4.98	3/3/2019
						60,000	514,200
Mark C. Stibitz	206,584	—		$5.95	3/31/2013
	150,000	—		$20.13	12/29/2013
	150,000	—		$7.87	4/18/2015
	140,625	9,375	(6)	$10.97	3/7/2016
	61,875	28,125	(7)	$6.35	3/6/2017
	45,937	59,063	(5)	$4.79	3/4/2018
	—	150,000	(3)	$4.98	3/3/2019
						66,666	571,328

(1)	None of PMC’s Named Executive Officers have any unearned stock option grants.
(2)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 5/6/2009 and 1/48th of the total number of shares vest monthly thereafter.
(3)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 3/3/2010 and 1/48th of the total number of shares vest monthly thereafter.

(4)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 4/13/2008 and 1/48th of the total number of shares vest monthly thereafter.
(5)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 3/4/2009 and 1/48th of the total number of shares vest monthly thereafter.
(6)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 3/7/2007 and 1/48th of the total number of shares vest monthly thereafter.
(7)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 3/6/2008 and 1/48th of the total number of shares vest monthly thereafter.
(8)	Stock Options vest at the rate of 25% of the total number of shares subject to the option at 3/9/2007 and 1/48th of the total number of shares vest monthly thereafter.
(9)	None of PMC’s Named Executive Officers have any unearned shares, units or other rights under any stock awards.
(10)	Stock awards in the form of RSU: fifty percent (50%) of the shares shall vest on the second anniversary of the award date; twenty-five percent (25%) of the shares shall vest upon each of the third and fourth anniversaries of the award date.
(11)	The price of PMC’s Common Stock is the closing price on NASDAQ as of December 27, 2009 ($8.57).

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 27, 2009

The following table shows for the fiscal year ended December 27, 2009 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Gregory S. Lang	—	—	—	—
Michael W. Zellner	—	—	28,334	199,755
Colin C. Harris	80,000	311,244	10,000	70,500
Robert M. Liszt	40,000	170,041	6,667	47,002
Mark C. Stibitz	—	—	10,000	70,500

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

In 2008, PMC entered into an executive employment agreement with Gregory S. Lang in connection with his appointment to the positions of President and Chief Executive Officer. Mr. Lang’s employment agreement was filed with the SEC on April 2, 2008 on a Current Report on Form 8-K. The form of change of control agreement pertaining to PMC’s other executive officers, was filed on February 24, 2010 with the SEC as Exhibit 10.6 to PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

Change of Control Agreements

Amendments to the change of control agreements were made in 2007 and 2008 primarily to comply with Section 409A of the Code. Unless otherwise indicated, the terms of the change of control portion of Mr. Lang’s employment agreement and the change of control agreements of the other executive officers are substantively similar.

Apart from payment of the executive officer’s accrued and unpaid base salary and accrued and unused vacation pay which are payable upon termination at any time for any reason whatsoever, an executive officer’s compensation and benefits upon termination without cause or constructive termination 60 days prior to or two years following a change in control are described below, all subject to applicable withholdings:

For Mr. Lang:

1.	Cash payment equal to two times his then current base salary;

2.	Cash payment equal to the total of all bonuses received by Mr. Lang under STIP for the last periods totaling twelve months immediately preceding Mr. Lang’s actual or constructive termination;

3.	Full acceleration in vesting of all options and RSUs that are outstanding and unvested as of the date of Mr. Lang’s separation from service; and

4.	Mr. Lang shall be given twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

Mr. Lang is entitled to receive an accelerated benefit after change in control in the event that he is an employee of the Company or its successor on the first anniversary of a change of control. In this case, Mr. Lang will receive the payments in 1 through 4 above as if he had been terminated without cause on the first anniversary, regardless of whether his employment continues thereafter. If the accelerated benefit is paid, PMC will have fully satisfied its obligation to pay Mr. Lang the severance benefits in 1 through 4 above, regardless of any subsequent termination or constructive termination related to a change in control.

For Other Executive Officers:

1.	Cash payment equal to four percent of the executive officer’s then-current base salary for each full month the executive officer was employed by PMC (or an affiliate) up to a maximum total payment equal to two times the executive officer’s then-current base salary;

2.	Cash payment equal to two percent for every month the executive officer was employed by PMC (or an affiliate) of the total of bonuses received by the executive officer for the last STIP periods totaling twelve months, up to a maximum total payment equal to 100% of the amount of bonuses received by the executive officer under STIP for the last periods totaling twelve months;

3.	Accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation of service; and

4.	Twelve months from the separation of service to exercise all vested options or the remaining term of the option, whichever is shorter.

In the event that the payment and benefits would be deemed to be parachute payments, then the payments and benefits will be reduced to maximize the executive’s net after tax benefit (after taking into account any excise taxes payable under Section 4999 of the Code.)

Receipt of compensation under the change of control agreements is conditioned, in all cases, upon receipt of a release of claims and covenants not to compete and not to solicit employees for a specified period of time.

Cash payments to the executive officers, including Mr. Lang, are payable in a lump sum within a 60 day period following the date of the executive’s separation from service.

Actions constituting “cause,” include, for instance, gross dereliction of duties that persist after at least two notices thirty days apart, willful and gross misconduct that injures PMC, willful and material violation of laws applicable to PMC, embezzlement or theft, and failure to achieve and maintain acceptable performance levels.

A “change of control,” may occur upon any of the following events:

(a)	any person or group other than PMC or its subsidiary becoming a beneficial owner of PMC securities representing 50% or more of the combined voting power of PMC’s then outstanding securities;

(b)	a sale or merger of the Company which results in the holders of PMC securities representing all voting power for the election of directors before the transaction holding less than a majority of the total voting power for the election of directors of the acquiring or surviving entity; or

(c)	a change in the Board such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

A “constructive termination” means executive officer’s resignation following the occurrence of any of the following events without executive’s approval: a material reduction in executive’s base salary or target bonus, other than a reduction that is implemented across-the-board to all employees at executive’s level; a material reduction in authority or responsibilities other than as a result of a transfer to a subsidiary of the Company, or the requirement that the executive officer relocate more than 100 miles, not including a relocation from either PMC’s primary locations in Burnaby, British Columbia or Santa Clara, California to the other primary location.

A “separation from service” means the cessation of executive officers’ status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services the individual is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services such executive officer rendered as an employee during the immediately preceding thirty-six months, or as otherwise determined by the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

In compliance with Section 409A of the Code, payments shall not be made to the executive officer prior to the earlier of: (i) the expiration of the six-month period measured from the date of the executive officer’s separation from service or (ii) the date of the executive officer’s death, if the executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable deferral period, all payments deferred shall be paid in a lump sum and any remaining payments due under the agreement shall be paid in accordance with the normal payment dates specified for the payment. However, the six-month hold back shall not be applicable to any payments that qualify as Short-Term Deferral payments under the Code and the applicable Treasury Regulations any portion of the severance payments to the extent that (a) the sum of the executive officer’s annualized compensation for the taxable year preceding the taxable year of the separation from service and (b) the maximum amount that may be taken into account under a qualified plan pursuant to the Code for the year in which executive officer has a separation from service, provided such severance payments are paid no later than the last day of executive officer’s second taxable year following the taxable year in which the separation from service occurs.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (December 24, 2009), and the price per share of PMC’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.57). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct.

Name	Type of Benefit	Involuntary Termination Other Than For Cause Within 24 Months of Change in Control ($)
Gregory S. Lang	Base Salary Payment	1,260,000
	Bonus (STIP) Payment	480,000
	Vesting Acceleration(1)	4,036,650

	Total Termination Benefits:	5,776,650

Michael W. Zellner	Base Salary Payment	481,800
	Bonus (STIP) Payment	115,632
	Vesting Acceleration(2)	544,840

	Total Termination Benefits:	1,142,272

Colin C. Harris	Base Salary Payment	593,739
	Bonus (STIP) Payment	138,858
	Vesting Acceleration(2)	605,424

	Total Termination Benefits:	1,338,021

Robert M. Liszt	Base Salary Payment	533,600
	Bonus (STIP) Payment	117,392
	Vesting Acceleration(2)	478,011

	Total Termination Benefits:	1,129,003

Mark C. Stibitz	Base Salary Payment	570,000
	Bonus (STIP) Payment	101,163
	Vesting Acceleration(2)	527,605

	Total Termination Benefits:	1,198,768

(1)	Reflects accelerated vesting in full of all equity awards that are unvested as of the date of separation from service.
(2)	Reflects accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation from service.

CEO Severance—Not in Connection with Change of Control

If Mr. Lang is terminated without cause or resigns due to a constructive termination not connected with a change of control, Mr. Lang is entitled to the following:

1.	A cash payment equal to the aggregate of:

a.	one times his then current base salary;

b.	the total of all bonuses received by Mr. Lang under STIP for the last periods totaling twelve months immediately preceding Mr. Lang’s actual or constructive termination; and

c.	the cost of twelve month’s of medical insurance and dental insurance coverage at the same coverage level as in effect as of the termination date, based on the monthly COBRA costs of such coverage under the Company’s medical and dental plans pursuant to Section 4980B of the Code on the Mr. Lang’s termination date.

2.	Acceleration in vesting by eighteen months of options and RSUs that are outstanding and unvested as of the date of Mr. Lang’s separation from service.

3.	Mr. Lang shall be given twelve months from the date of his separation from service to exercise all vested options or the remaining term of such options, whichever is shorter.

The cash payment is payable in a lump sum within a 60 day period following the date of Mr. Lang’s separation from service.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Lang assuming a triggering severance event not in connection with a change of control took place on the last business day of fiscal 2009 (December 24, 2009), and the price per share of PMC’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.57). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct.

Name	Type of Benefit	Involuntary Termination Other Than For Cause ($)
Gregory S. Lang	Base Salary Payment	630,000
	Bonus (STIP) Payment	480,000
	Health and Dental Insurance Payment	10,937
	Acceleration Vesting(1)	2,581,040

	Total Termination Benefits:	3,701,977

(1)	Reflects accelerated vesting by eighteen months of all equity awards that are unvested as of the date of the separation from service.

Director Change of Control

In addition, in 2009 the Board adopted a change of control benefit for the Directors whereby, immediately prior to the effective date of a “change of control” (as defined above), all options and RSUs held by our Directors, with the exception of Messrs. Lang and Bailey, that are outstanding and unvested as of such date will become fully vested. Only the outstanding and unvested equity grants Mr. Bailey received as a Director will accelerate under this arrangement; it has no effect on grants he received as a PMC executive. Mr. Lang does not receive equity grants for service as a Director. Benefits he receives in connection with a change in control are stated above.

If a change of control were to have occurred on the last business day of fiscal 2009 (December 24, 2009), and assuming the price per share of PMC’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($8.57), the estimated value from the full acceleration of outstanding equity benefits as of that date would be $58,826 for each of PMC’s Directors, excluding Messrs. Bailey and Lang. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumptions used to estimate potential payments and benefits are not correct.

The form of arrangement pertaining to the Directors’ change of control benefit was filed on February 24, 2010 with the SEC as Exhibit 10.13 to PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

PMC’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which PMC is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of PMC;

•	any person who is known to be the beneficial owner of more than 5% of PMC’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of PMC’s common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

On February 1, 2007, the Board approved PMC’s Related Party Transaction Policies and Procedures (the “Policy”), that outlines procedures for approving any material transaction in which PMC and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the Audit Committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will described in PMC’s proxy statement);

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution by PMC to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the PMC’s common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids;

•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1,000,000.

There were no related party transactions required to be disclosed since the beginning of 2009. All related party transactions shall be disclosed in PMC’s applicable filings with the SEC as required under SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, the following directors were members of PMC’s Compensation Committee: Michael R. Farese and Jonathan J. Judge (Chair). None of the Compensation Committee’s members has at any time been an officer or employee of PMC.

None of PMC’s Named Executive Officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on PMC’s Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires PMC’s executive officers and directors, and persons who own more than 10% of PMC’s common stock, to file reports regarding ownership of, and transactions in, PMC’s securities with the SEC and to provide PMC with copies of those filings. Based solely on its review of the copies of such forms received by PMC, or written representations from certain reporting persons, PMC believes that during fiscal year 2009, each of the reporting persons complied with all applicable Section 16(a) filing requirements except for a late Form 5 filing for Mr. Diller due February 10, 2010, filed February 11, 2010.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed PMC’s audited consolidated financial statements and discussed them with management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, PMC’s independent auditors during the 2009 fiscal year, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board that PMC’s audited consolidated financial statements be included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009.

THE AUDIT COMMITTEE

Richard E. Belluzzo
Jonathan J. Judge
William H. Kurtz, Chair

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the 2010 Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Robert L. Bailey
Robert L. Bailey
Chairman of the Board of Directors
March 10, 2010

Exhibit A

PMC-SIERRA, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2011 Employee Stock Purchase Plan of PMC-Sierra, Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. However, the Company may grant options pursuant to one or more offerings under the Plan that are not intended to meet the requirements of Code Section 423.

The Plan shall serve as the successor to the PMC-Sierra, Inc. 1991 Employee Stock Purchase Plan (the “1991 Plan”) which will terminate on February 10, 2011. The Plan was adopted by the Board on February 4, 2010, subject to stockholder approval at the 2010 Annual Stockholders Meeting. The Plan shall become effective with the Offering Period commencing on February 11, 2011.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean PMC-Sierra, Inc., a Delaware corporation.

(e) “Compensation” shall mean the (i) base salary payable to an Employee by the Company or one or more Designated Subsidiaries during such individual’s period of participation in one or more offerings under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments received during such period. Such Compensation shall be calculated before deduction of (A) any income, employment or other tax withholdings or (B) any pre-tax contributions made by the Employee to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. However, Compensation shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Compensation) made by the Company or any Subsidiary on the Employee’s behalf to any employee benefit or welfare plan now or hereafter established. The Plan Administrator may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

(f) “Designated Subsidiaries” shall mean all Subsidiaries of the Company (unless otherwise specified by the Plan Administrator from time to time in its sole discretion).

(g) “Employee” shall mean any individual who is a regular employee of the Company or a Designated Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Unless otherwise determined by the Plan Administrator and set forth in the applicable offering, where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 1st day following the expiration of such three (3)-month period.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last Trading Day in each Offering Period.

(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such stock as reported by the National Association of Securities Dealers (if primarily traded on the NASDAQ Global Select Market) or as quoted in the composite tape of transactions on any other stock exchange (with the greatest volume of trading in Common Stock) at the end of regular hours trading on the day of such determination (or if no closing price was reported on that day, on the last preceding Trading Day such closing price was reported), as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(ii) If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock at the end of regular hours trading on the day of such determination (or if no such prices were reported on that day, on the last preceding Trading Day such prices were reported), as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(k) “Offering Period” shall mean the period of approximately six (6) months as set forth in paragraph 5.

(l) “Plan” shall mean this 2011 Employee Stock Purchase Plan.

(m) “Plan Administrator” shall mean the Board or a committee of the Board appointed by the Board to administer the Plan in accordance with paragraph 14.

(n) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, the Plan Administrator may establish a higher price for one or more offerings under the Plan.

(o) “Reserves” shall mean the number of shares of Common Stock covered by the options under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(q) “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3. Eligibility.

(a) Options may be granted only to Employees. Unless otherwise determined by the Plan Administrator for an offering, any Employee, as defined in paragraph 2, who has been continuously employed by the Company for at least one (1) day and who shall be employed by the Company on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan for such Offering Period.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (and any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offerings. The Plan shall be implemented through one or more offerings. Offerings may be consecutive or overlapping. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable regulations thereunder.

5. Offering Periods. Each offering shall be implemented by consecutive Offering Periods. Each Offering Period shall be for a period of approximately six (6) months and a new Offering Period shall commence on the first Trading Day of the six (6)-month period commencing on February 11 and August 11 of each year and end on the last Trading Day of such six (6)-month period, respectively. The first Offering Period shall commence on February 11, 2011 and end on August 10, 2011.

6. Participation.

(a) An eligible Employee may become a participant in the Plan by accessing the website designated by the Company and electronically enrolling in an Offering Period or by submitting an enrollment agreement (in such form as the Company may provide) authorizing payroll deductions at least one (1) day prior to the applicable Enrollment Date, unless an earlier or later time for enrolling is set by the Plan Administrator for all eligible Employees with respect to a given offering or Offering Period.

(b) The Plan Administrator may permit Employees in one or more offerings to contribute to the Plan by means other than payroll deductions.

7. Payroll Deductions.

(a) At the time a participant enrolls in an Offering Period, he or she shall elect to have payroll deductions made during the Offering Period pursuant to such procedures as the Plan Administrator may specify from time to time and in an amount not exceeding ten percent (10%) of the Compensation which he or she receives during the Offering Period.

(b) Payroll deductions for a participant shall commence on the first payroll period following the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the participant as provided in paragraph 11.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account unless specifically provided for in the offering.

(d) A participant may discontinue his or her participation in the Plan as provided in paragraph 11, or may decrease the rate of his or her payroll deductions during the current Offering Period by accessing the website designated by the Company and electronically amending his or her enrollment agreement or by submitting a new enrollment agreement (in such form as the Company may provide) authorizing a decrease in payroll deduction rate. The decrease in rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the amended enrollment or earlier to the extent administratively practicable. A participant may increase the rate of his or her payroll deductions for an upcoming Offering Period by accessing the website designated by the Company and electronically amending his or her enrollment agreement or by submitting a new enrollment agreement (in such form as the Company may provide) authorizing an increase in payroll deduction rate within ten (10) business days prior to commencement of the upcoming Offering Period. A participant’s enrollment agreement shall remain in effect for successive Offering Periods unless terminated as provided in paragraph 11. The Plan Administrator shall be authorized to limit the number of participation rate changes during any Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and paragraph 3(b)(ii) herein, a participant’s payroll deductions may be decreased to 0% during any Offering Period if such participant would, as a result of such limitations, be precluded from buying any additional Common Stock on the Exercise Date for that Offering Period. The suspension of such deductions shall not terminate the participant’s participation in the Plan. Payroll deductions shall recommence at the rate provided in such participant’s enrollment agreement at the beginning of the first Offering Period for which the participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code and paragraph 3(b)(ii) herein, unless terminated by the participant as provided in paragraph 11.

8. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions (and contributions) accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 13 hereof. However, the maximum number of shares of Common Stock purchasable per participant on any Exercise Date shall not exceed 7,500 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in paragraph 19. Exercise of the option shall occur as provided in paragraph 9, unless the participant has withdrawn pursuant to paragraph 11.

9. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in paragraph 11 below, his or her option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions (and contributions) in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 11. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant as soon as administratively practicable following the Exercise Date. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, local, foreign or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the participant. The Plan Administrator may require the participant to notify the Company before the participant sells or otherwise disposes of any shares acquired under the Plan.

10. Delivery to Broker Account. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the participant to a brokerage account established for the participant at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account. The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Enrollment Date for the Offering Period in which the shares were purchased and (ii) the end of the one (1)-year measured from the Exercise Date for that Offering Period.

Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

11. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions and other contributions, if any, credited to his or her account and not yet used to exercise his or her option under the Plan at any time by accessing the website designated by the Company and electronically withdrawing from the Offering Period or by giving written notice to the Company (in such form as the Company may provide). All of the participant’s payroll deductions credited to his or her account will be paid to such participant as soon as practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions (or contributions) for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions (or contributions) will not resume at the beginning of the succeeding Offering Period unless the participant timely enrolls in that Offering Period.

(b) Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship (as described in paragraph 2(g)), the payroll deductions and other contributions, if any, credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under paragraph 15, and such participant’s option will be automatically terminated. A participant whose employment is deemed to have terminated under paragraph 2(g) may participate in any future Offering Period in which such individual is eligible to participate by timely enrollment in that Offering Period.

12. Interest. No interest shall accrue on the payroll deductions credited to a participant’s account under the Plan unless otherwise required by applicable law.

13. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 12,000,000 shares. The share reserve shall be subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised and the participant has become a holder of record of the purchased shares.

14. Administration. The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(ii) If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions (or contributions) credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 15 by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 11.

17. Use of Funds. All payroll deductions (and contributions) received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such monies unless otherwise required by applicable law.

18. Reports. Individual book accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the number of shares and price per share of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares that may be purchased per participant on any Exercise Date, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Plan Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares that may be purchased per participant on any Exercise Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Plan Administrator shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Plan Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in paragraph 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Plan Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in paragraphs 19 and 20 or as necessary to comply with applicable laws or regulations, no such termination or amendment can adversely affect options previously granted without the consent of the affected participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision) or any other applicable law or regulation, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to change the Offering Periods, change the maximum number of shares of Common Stock purchasable per participant on any Exercise Date, limit the frequency and/or number of changes in the amount withheld during Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation or contributed by the participant, and establish such other limitations or procedures as Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In addition, should the Plan not be registered on an Exercise Date of any Offering Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Offering Period to employees in that foreign jurisdiction shall be exercised on such Exercise Date, and all contributions accumulated on behalf of such employees during the Offering Period ending with such Exercise Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective on February 11, 2011 subject to its approval by the stockholders of the Company at the 2010 Annual Stockholders Meeting. It shall continue in effect until February 10, 2021 unless sooner terminated under paragraph 20.

PMC-SIERRA, INC. (“PMC”) OFFERS STOCKHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE	INTERNET	MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 866-458-9863, 24 hours a day, 7 days a week. You will be prompted to provide your unique “Control Number” shown below. Have this proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 5, 2010.

Visit the Internet voting Web site at http://www.proxyonline.com.

Enter the unique “Control Number” shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 5, 2010.

Simply sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or over the Internet, please do not mail your proxy card.

CONTROL NUMBER

Ú TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE Ú

PMC’s Board of Directors recommends a vote FOR proposals 1, 2 and 3. PMC’s Board of Directors recommends a vote AGAINST proposal 4.

I plan to attend the Annual Meeting    ☐

Please mark votes as in this example ☒	FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐		FOR	AGAINST	ABSTAIN
(1) To elect directors to serve until the 2011 Annual Meeting of Stockholders of PMC-Sierra, Inc.			(2) To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors.	☐	☐	☐
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.			(3) To approve the 2011 Employee Stock Purchase Plan.	☐	☐	☐
The nominees for the Board of Directors are Robert L. Bailey, Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtz, Gregory S. Lang and Frank J. Marshall.			(4) To consider a stockholder proposal regarding performance-based stock options if properly presented at the 2010 Annual Meeting of Stockholders.	☐	☐	☐

(5) To consider such other business as may properly come before the 2010 Annual Meeting of Stockholders.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and AGAINST Proposal 4. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Ú PLEASE DETACH PROXY CARD HERE Ú

PMC-SIERRA, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X

The undersigned stockholder of PMC-Sierra, Inc. hereby appoints Gregory S. Lang and Alinka Flaminia, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held on May 6, 2010, at 9:00 a.m., Pacific Time, at the Company’s Santa Clara headquarters, 3975 Freedom Circle, Santa Clara, California 95054 and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Stockholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR the election of the eight director nominees listed in Proposal 1; FOR Proposal 2 – ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2010; FOR Proposal 3 – approval of the 2011 Employee Stock Purchase Plan; AGAINST Proposal 4 – a stockholder proposal regarding performance-based stock options.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH PROXY CARDS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE ALL OF YOUR SHARES OVER THE INTERNET OR BY TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

Y

SEE REVERSE SIDE